Exhibit 10.27

* CERTAIN INFORMATION, MARKED BY BRACKETS AND AN ASTERISK, IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

25542-230-POA-MXHS-0003

SOLAR FIELD

SUPPLY SUBCONTRACT

Between

BECHTEL POWER CORPORATION

and

BRIGHTSOURCE OPERATIONS (ISRAEL), LTD.

and

BRIGHTSOURCE CONSTRUCTION MANAGEMENT, INC.

Dated as of September 29, 2010

FOR THE

IVANPAH 3 SOLAR POWER PROJECT

TO BE LOCATED NEAR IVANPAH DRY LAKE, SAN BERNARDINO, CALIFORNIA

LIST OF EXHIBITS

EXHIBIT A	Scope of Work

EXHIBIT B	Payment Schedule

EXHIBIT C	Form of Progress Report

EXHIBIT D	Form of Application for Payment

EXHIBIT E	Work Schedule

EXHIBIT F	Form of Notice to Proceed

EXHIBIT G	Form of Certificate of Final Delivery Completion

EXHIBIT H	Not Used

EXHIBIT I	Conditional and Unconditional Lien Waivers

EXHIBIT J	Form of Parent Company Guarantee

EXHIBIT K	Traffic & Logistics Instructions

EXHIBIT L	Supplier Quality and Expediting

EXHIBIT M	Certificate of Final Completion

TABLE OF CONTENTS

List of Exhibits		(i	)

Recitals		1

Agreement

Article 1 – Definitions
1.1	Defined Terms	1
1.2	Construction of Terms	6

Article 2 – General
2.1	The Project	6
2.2	Extent of Agreement	6
2.3	Contract Provisions	6
2.4	Joint and Several Obligations	6
2.5	Order of Precedence	7

Article 3 - Vendor Responsibilities
3.1	Vendor’s Services	7
3.2	Vendor Control	8
3.3	Government Approvals and Permits	8
3.4	Vendor’s Subcontractors and Suppliers	8
3.5	Project Safety	8
3.6	Submission of Reports	9
3.7	Vendor Support and Shop Testing	9
3.8	FCA Delivery	9
3.9	Additional Vendor Deliverables	10

Article 4 - Bechtel’s Responsibilities
4.1	Duty to Cooperate	10
4.2	Site Access	10
4.3	Bechtel’s Representative	11
4.4	Inspection	11
4.5	Training Availability	11
4.6	Storage and Handling	11

Article 5 – Intellectual Property
5.1	Intellectual Property and License	11
5.2	License Upon Termination for Convenience or Vendor’s Election to Terminate	12
5.3	License Upon Vendor’s Default	13

Article 6 - Confidential Information
6.1	Confidential Information	13
6.2	Restrictions on Use and Disclosure	13
6.3	Disclosures	14
6.4	Exceptions	14
6.5	Return or Destruction	14

Article 7 - Commencement and Completion of the Scope of Work
7.1	Work Schedule	15

7.2	Recovery Plan	15
7.3	Notice to Proceed; Commencement	16
7.4	Final Delivery Completion	16
7.5	Final Completion	18

Article 8 – Liquidated Damages
8.1	Liquidated Damages	19
8.2	Consequential Damages; Limitation of Liability	20
8.3	Application of Limitations to Future Owners of the Project	21
8.4	Aggregate Liability	21

Article 9 – Warranties
9.1	Vendor’s General Warranty	21
9.2	Vendor’s Serial Defect Warranty	22
9.3	Warranty Exclusions	22
9.4	Limitation of Warranties	22
9.5	Correction of Defective Work	23

Article 10 - Contract Price
10.1	Contract Price	24

Article 11 - Payment Procedures
11.1	Progress Payments	25
11.2	Final Payment	27
11.3	Failure to Pay Amounts Due	27
11.4	Vendor’s Payment Obligations	28

Article 12 - Hazardous Substances
12.1	Hazardous Substances	28

Article 13 - Force Majeure; Change in Legal Requirements
13.1	Definition	28
13.2	Effect of Force Majeure Event	29
13.3	Changes in Legal Requirements	29

Article 14 - Changes to the Contract Price and Completion Dates
14.1	Change Orders	30
14.2	Contract Price Adjustments	30
14.3	Emergencies	31
14.4	Requests for Contract Adjustments and Relief	31
14.5	Changes by Vendor	31

Article 15 – Indemnity
15.1	Patent and Copyright Infringement	32
15.2	Payment Claim Indemnification	32
15.3	Vendor’s General Indemnification	33
15.4	Bechtel’s General Indemnification	33
15.5	Limited Waiver of Statutory Immunity	33
15.6	Conditions	33

Article 16 - Stop Work; Termination
16.1	Bechtel’s Right to Stop Work	34

16.2	Bechtel’s Right to Perform and Terminate for Cause	34
16.3	Bechtel’s Right to Terminate for Convenience	36
16.4	Vendor’s Right to Stop Work	36
16.5	Vendor’s Right to Terminate for Cause	37
16.6	Bankruptcy of Bechtel or Vendor	37

Article 17 - Representatives of the Parties
17.1	Bechtel’s Representatives	38
17.2	Vendor’s Representatives	38
17.3	Changes	38

Article 18 – Insurance; Risk of Loss
18.1	Insurance	39
18.2	Bechtel’s Insurance	40
18.3	Risk of Loss	42

Article 19 - Representations and Warranties
19.1	Vendor and Bechtel Representations and Warranties	42

Article 20 - Dispute Resolution
20.1	Dispute Avoidance and Mediation	43
20.2	Arbitration	44
20.3	Duty to Continue Performance	45

Article 21 – Miscellaneous
21.1	Assignment	46
21.2	Successors and Third Party Beneficiaries	46
21.3	Parent Company Guarantee	46
21.4	Governing Law	46
21.5	Severability	46
21.6	No Waiver	46
21.7	Headings	46
21.8	Notice	46
21.9	No Privity with Vendor’s Subcontractors or Suppliers	48
21.10	Amendments	48
21.11	Entire Agreement	48
21.12	Gifts and Antibribery	48
21.13	Records	48
21.14	Miscellaneous	48
21.15	Survival	48

Signature Page		49

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

This SOLAR FIELD SUPPLY SUBCONTRACT (the “Agreement”) is made and entered into as of September 29, 2010, (the “Effective Date”) by and between Bechtel Power Corporation, a Nevada corporation , with offices located at 5275 Westview Drive, Frederick, Maryland (“Bechtel”) and BrightSource Operations (Israel) Ltd., (“BSOI”) an Israeli corporation, with offices located at Kiryat Mada #11, Amot Bldg. #6, Har Hotzvim, Jerusalem, Israel and BrightSource Construction Management, Inc., (“BSCM”) a Delaware_corporation, with offices located at 1999 Harrison Street, #2150, Oakland, CA 94612 (BSOI and BSCM are jointly referenced herein as “Vendor”). Bechtel and Vendor are individually referred to herein as a “Party” and collectively or jointly as the “Parties”.

RECITALS

A. Solar Partners VIII (“Owner”) intends to develop, finance, construct, own and operate a thermal solar facility of approximately 133 gross MW utilizing Vendor’s proprietary LPT solar technology (the “Plant”) to be located near Ivanpah Dry Lake in San Bernardino County, California (the “Site”) and known as the Ivanpah 3 Solar Power Project (the “Project”);

B. Bechtel intends to enter an Equipment and Construction Contract with Owner for the construction of the Project;

C. BSOI and BSCM are engaged in the business of supply of solar field equipment, including heliostats, solar field control systems, and solar receiver steam generators, including related services. BSOI and BSCM desire to supply certain solar field equipment and related services for the Plant, and Bechtel desires to procure such equipment and related services from BSOI and BSCM, as set forth in this Agreement; and

D. The Parties desire to set forth the terms and conditions pursuant to which Vendor will supply and Bechtel will pay for such equipment and services.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bechtel and Vendor, intending to be bound, agree as follows.

AGREEMENT

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the following meanings, unless the context clearly requires otherwise:

Advance Fee is defined in Section 11.1.2.

Application for Payment is defined in Section 11.1.

Execution Copy	Page 1

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Approved Bechtel Group means any of Bechtel’s affiliates, its and/or its affiliates’ contractors, subcontractors and their subcontractors and affiliates, agents, advisors, and consultants who have a need to know, Owner or any subsequent owner or operator of the Project or lenders to the Project.

Bankrupt Party is defined in Section 16.6.

Bechtel is defined in the Recitals.

Bechtel Caused Delay means a delay in Vendor’s performance of its obligations under this Agreement including, the performance of the Scope of Work, to the extent that such delay is caused by any unexcused act or omission of Bechtel or others under Bechtel’s control, including Bechtel’s contractors (excluding Vendor), any Bechtel Responsible Party and Owner in breach of rights under this Agreement and any Bechtel failure to fulfill its obligations under this Agreement.

Bechtel Grant Notice is defined in Section 11.1.7.

Bechtel Indemnified Parties is defined in Section 15.1.1.

Bechtel’s Representative is defined in Section 17.1.

Bechtel Responsible Parties is defined in Section 15.4.

Bechtel’s Substantial Completion means that Bechtel has met all the conditions of Substantial Completion, as defined in Exhibit A of the E&C Contract.

Cash Grant means a grant provided by the U.S. Treasury under section 1603 of the American Recovery and Reinvestment Tax Act of 2009 or any replacement program, including a refundable tax credit intended to mimic or replace such grant.

Certificate of Final Completion is defined in Section 7.5.3.

Change Event means (i) a Change Order issued pursuant to Section 14.1, (ii) a Bechtel Caused Delay, (iii) a Force Majeure Event, (iv) a suspension in accordance with Sections 11.3.2 and 16.4 and/or Section 16.1, (v) the occurrence of an excusable event under Article 12; (vi) a change in Legal Requirements under Section 13.3; or (vii) a delayed issuance of the Notice to Proceed pursuant to Section 21.14.1.

Change Order is defined in Section 14.1.1.

Contract Documents is defined in Section 2.2.

Contract Price is defined in Section 10.1.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Execution Copy	Page 2

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Delivery shall mean delivery FCA (Vendor’s Works) (Export Packed in accordance with Vendor’s Export Packing Specification(s)) INCOTERMS 2000.

E&C Contract shall mean the Equipment and Construction Contract between Owner and Bechtel.

Equipment shall mean any and all materials, supplies and equipment supplied by Vendor to Bechtel as set forth in Exhibit A.

Final Application for Payment is defined in Section 11.2.

Final Completion is defined in Section 7.5.1

Final Delivery Completion is defined in Section 7.4.2.

Final Delivery Date is the date specified in Section 7.4.1 by which Vendor must complete Final Delivery Completion.

Fixed Costs has the meaning given in Section 10.1 and Exhibit A with respect to portions of the Scope of Work that Vendor and Bechtel have agreed shall be provided by Vendor for a fixed price.

Force Majeure Event is defined in Section 13.1.

Good Industry Practices means the standards, practices and methods conforming to Legal Requirements and that degree of skill and diligence which would reasonably be expected from a skilled and experienced company engaged in the same type of undertaking under the same or similar circumstances.

Governmental Authority shall mean any federal, national, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

Grant Progress Payment is defined in Section 11.1.7.

Grant Progress Payment Acceleration Notice is defined in Section 11.1.7.

Hazardous Substances means and includes (i) any substance, material or waste which is or becomes listed or regulated by any Governmental Authority, the State of California, or the United States Government as a hazardous or toxic substance or waste. The term includes, without limitation by specification: (1) petroleum, (2) asbestos, (3) any material or substance which is (a) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (b) defined as a “hazardous waste” pursuant to Section 1004 if the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (42 U.S.C. §6903), or (c) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq. (42 U.S.C. § 9601); (ii) any substance, material or waste the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements; (iii) any substance,

Execution Copy	Page 3

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

material or waste that has been contaminated, polluted or made toxic by exposure to any of the foregoing examples of Hazardous Substances; and (iv) any equipment, supplies or other materials containing any amount of any of the foregoing examples of Hazardous Substances.

Intellectual Property means all (i) recognized protectable intellectual property existing from time to time under any laws or regulations, including patents, copyrights, copyrightable works, corporate names, logos, slogans, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized and (ii) algorithms, designs, drawings, formulae, know-how, ideas, concepts, inventions, plans, processes, software, techniques, tools, trade secrets, hardware, works of authorship, and other technology, whether or not protectable by any form of intellectual property rights.

Legal Requirements are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees, and all applicable safety and security regulations, and including, if and to the extent applicable, export control law and regulations of the United States, or any other country, or the European Union, in connection with the Scope of Work to be provided by Vendor under this Agreement of any Governmental Authority affecting or having jurisdiction over the Plant or the Site.

Lender means any lender or group of lenders providing financing for the Project.

Lender’s Agent means the agent appointed by the Lenders to act for and represent the interests of the Lenders in respect of the Project.

License is defined in Section 5.1.2.

Notice to Proceed is defined in Section 7.3. and shall be given via the “Notice to Proceed Form” substantially in the form attached hereto as Exhibit F.

Owner is defined in the Recitals.

Owner Indemnified Parties is defined in Section 15.1.1.

Pay Period means, with respect to any Application for Payment, the period following the last day of the immediately preceding Pay Period to the date of such Application for Payment; provided, that the initial Pay Period shall commence at Notice to Proceed, or other date agreed by the Parties, and end on the date that is one month from such date.

Plant is defined in the Recitals.

Prime Rate means, as of any date of determination, the rate of interest in effect for such date as publicly announced from time to time by JPMorgan Chase Bank, NA as its “prime rate” at its principal office in New York City.

Progress Report is defined in Section 3.6.

Execution Copy	Page 4

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Project is defined in the Recitals.

Punch List means those items of the Scope of Work which do not affect the continuous and safe operation of the Solar Field, and which may be completed by Vendor after achievement of Final Delivery Completion.

RCA is defined in Section 9.5.2.

Recovery Plan is defined in Section 7.2.1.

Reimbursable Costs means those costs incurred by Vendor in the performance of its Scope of Work under this Agreement, as set forth in Exhibit A, which shall be reimbursed by Bechtel in arrears as provided for in Articles 10 and 11 hereto.

Schedule Liquidated Damages has the meaning given in Section 8.1.1.

Guaranteed Substantial Completion Date means the date set forth in Bechtel’s E&C Contract with the Owner for the achievement of Bechtel’s substantial completion of the Project.

Scope of Work is defined in Section 3.1.

Serial Defect has the meaning given in Section 9.2.

Services shall mean any and all work, task, assignment or service supplied by Vendor to Bechtel as set forth in Exhibit A.

SFA refers to that certain Solar Field Agreement between Vendor and/or its affiliates and Owner with respect to the Project.

Site is defined in the Recitals.

Solar Field means all Equipment relating to solar field as described in Exhibit A including, the heliostats and related equipment, and the communication and power distributions units (CPDUs), but for clarity excluding the solar receiver steam generator (SRSG), solar field integrated control system (SFINCS), cameras, weather station, assembly and installation tooling, commissioning tools and tower.

Vendor is defined in the Recitals.

Vendor Grant Notice is defined in Section 11.1.7.

Vendor Indemnified Parties is defined in Section 15.4

Vendor IP is defined in Section 5.1.1.

Vendor’s Representative is defined in Section 17.2.

Vendor Responsible Party(ies) is defined in Section 9.1.

Execution Copy	Page 5

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Work Product means all information, materials, equipment and all other calculations, data, notes and other documents, including, without limitation, drawings, specifications and all electronic data furnished by Vendor to Bechtel pursuant to the Scope of Work. Work Product furnished to Bechtel does not include the tools, software applications, data base or other systems owned or utilized by Vendor to develop or modify Vendor IP and the Work Product.

Work Schedule is defined in Section 7.1.

1.2 Construction of Terms. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole; the terms “include,” “includes” and “including” shall mean “including, but not limited to;” and references to a “Section,” “subsection,” “clause,” “Article,” or “Exhibit,” shall mean a Section, subsection, clause, Article, or Exhibit of this Agreement (including all paragraphs and provisions therein), as the case may be, unless in any such case the context clearly requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law or regulation includes any amendment of modification thereof. A reference to a person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa. Words importing persons or parties shall include firms, corporations, partnerships, limited liability companies, and any other organization or entity having legal capacity.

ARTICLE 2

GENERAL

2.1 The Project. Vendor shall provide all Equipment and perform all Services in connection with such Equipment to be supplied to Bechtel by Vendor for the Project and which are included within its Scope of Work as further described in Article 3.

2.2 Extent of Agreement. This Agreement consists of (i) this Agreement and all Exhibits hereto and (ii) all written modifications, amendments and change orders to this Agreement, and all exhibits, schedules, appendices and attachments to (i) and (ii) above (collectively, the “Contract Documents”). Upon completion by Vendor, any design, engineering, installation, commissioning, startup and specification documents to be prepared by Vendor pursuant to Section 3.1(b) hereof shall be incorporated in this Agreement and become a part of the Contract Documents.

2.3 Contract Provisions. The Contract Documents are intended to permit the Vendor to complete its Scope of Work in accordance with the terms herein for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with good construction industry standards.

2.4 Joint and Several Obligations. Subject to Section 8.4, BSOI and BSCM are jointly and severally liable to Bechtel for all duties, obligations, responsibilities and liabilities arising under or relating to this Agreement and Bechtel may assert claims and/or recover

Execution Copy	Page 6

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

damages against either BSOI or BSCM, or both, arising hereunder without proof as to which of either BSOI or BSCM is ultimately responsible. BSOI and BSCM jointly and severally agree that they shall not be entitled to assert, and waive any relief, claim (including, without limitation, by way of Change Event) or defense they may have against Bechtel, that the duty, obligation, responsibility and/or liability was to be performed by, or that the breach of any duty, obligation, responsibility and/or liability was attributable to the other of BSOI or BSCM under this Agreement. BSOI and BSCM shall not be entitled to a Change Order due the acts or omissions of the other under this Agreement.

2.5. Order of Precedence. In case of conflict between provisions of this Agreement, the order of precedence for conflict resolution in descending order shall be as follows: (i) Change Orders, including amendments; (ii) the Agreement (iii) the Exhibits.

ARTICLE 3

VENDOR RESPONSIBILITIES

3.1 Vendor’s Services. Vendor shall perform or provide or cause to be performed or provided the following (the “Scope of Work”):

(a) supply the Equipment as set forth and in accordance with (i) the scope of work set forth in Exhibit A to this Agreement, (ii) the Contract Documents, (iii) all Legal Requirements, and (iv) Good Industry Practices, and all ancillary materials, tools, equipment, machinery and temporary facilities necessary for the Vendor to complete its Scope of Work consistent with and pursuant to the Contract Documents; and

(b) supply of Services, (including, the design, engineering, inspection, factory testing, and other advisory services, and including all Vendor deliverable documents with respect to such services), as may be required by Exhibit A to this Agreement and including, the preparation and delivery of a refined and explicated delivery plan.

3.1.1 For the avoidance of doubt and without limiting any of the foregoing provisions of this Section 3.1, Vendor shall, with respect to its Scope of Work, be responsible for (i) all dessicants, lubricants and other materials necessary to complete the Scope of Work through Final Completion, and (ii) as set forth in Exhibit A, the Delivery of all Equipment in accordance with Exhibit K and E.

3.1.2 All Services to be performed pursuant to this Agreement shall be performed by licensed personnel (where required) and in conformity with all Legal Requirements. Vendor’s Representative shall be reasonably available to Bechtel and shall have the necessary education, expertise and experience required to supervise the Scope of Work. Vendor’s Representative shall communicate regularly with Bechtel and shall be vested with the authority to act on behalf of and bind the Vendor except to the extent such authority is expressly and specifically limited by a written notice to Bechtel. Bechtel is relying upon the expertise of Vendor to complete the Scope of Work in accordance with the terms of this Agreement. Vendor acknowledges Bechtel’s reliance upon the expertise of Vendor as set forth in this Article 3.

Execution Copy	Page 7

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

3.1.3 Vendor acknowledges that Bechtel may employ other subcontractors and equipment and material suppliers to perform portions of the work which are outside Vendor’s Scope of Work. Vendor agrees to cooperate with Bechtel and Bechtel’s other contractors and equipment and material suppliers to eliminate or minimize schedule interferences and out-of-sequence work, and to comply with Bechtel’s master schedule for the Project, as reasonably directed by Bechtel, for the performance of work necessary or desirable to complete the Project in accordance with Bechtel’s master schedule.

3.2 Vendor Control. Vendor shall at all times exercise control over the means, methods, sequences and techniques of its procurement process and provision of Services as set forth in Exhibit A.

3.3 Government Approvals and Permits. Vendor shall obtain and pay for all necessary permits and obtain any governmental approvals to the extent required for the prosecution of its Scope of Work.

3.4 Vendor’s Subcontractors and Suppliers.

3.4.1 Vendor shall employ only subcontractors and suppliers of established reputation who are duly licensed (if required) and qualified, and who possess sufficient education, experience and skill to perform the Scope of Work consistent with the Contract Documents. Vendor may subcontract portions of its Scope of Work in accordance with the terms hereof.

3.4.2 No later than seven (7) business Days prior to entering into agreements with its major suppliers, Vendor shall submit the generic quality plans of such suppliers and unpriced copies of purchase orders or subcontracts to Bechtel for Bechtel’s review and comment. Other information not related to the Project or Vendor’s Scope of Work or information that is otherwise confidential in nature, may be redacted by Vendor.

3.4.3 Vendor assumes sole and exclusive responsibility to Bechtel for the proper performance of the work of its subcontractors and suppliers, and any acts or omissions in connection with the performance of its subcontractors and suppliers remain the responsibility of Vendor. Vendor shall coordinate the activities of all of Vendor’s subcontractors and suppliers. Vendor’s responsibility to Bechtel for the performance of its Scope of Work under the Contract Documents shall in no way be abrogated or diminished by virtue of any subcontracting or procurement by Vendor, and nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Bechtel and any of Vendor’s subcontractors and suppliers, including, any third-party beneficiary rights.

3.4.4 Unless Bechtel terminates this Agreement for cause and except as otherwise expressly provided under this Agreement, all communications between Bechtel and Vendor’s subcontractor’s and/or suppliers regarding this Agreement shall be via Vendor only.

3.5 Project Safety.

3.5.1 Vendor recognizes the importance of performing its Scope of Work in a safe manner so as to prevent damage, injury or loss to (i) any individual at its, or its

Execution Copy	Page 8

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

subcontractor’s, manufacturing facilities or the Site, whether working or visiting, (ii) the Plant, including Equipment provided by Vendor and incorporated into the Plant, or stored on-Site or off-Site, and (iii) any other property at the Site or adjacent thereto. Vendor assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of its Scope of Work. To the extent that Vendor visits or has activities at the Site, Vendor will comply with Bechtel’s Health, Environmental and Safety Guidelines to be provided by Bechtel prior to Vendor’s arrival on-Site.

3.5.2 Vendor and Vendor’s subcontractors and suppliers shall comply with all Legal Requirements relating to safety, as well as any Bechtel-specific on-Site safety requirements set forth in the Contract Documents. As promptly as practicable, Vendor will report in writing any safety-related injury, loss, damage or accident arising from the performance of its Scope of Work to Bechtel’s Representative to the extent related to Services on-Site, and, to the extent mandated by Legal Requirements, to all Governmental Authorities having jurisdiction over safety-related matters involving its Scope of Work.

3.6 Submission of Reports. On or before the first (1st) Day of each month beginning with the first month following the Notice to Proceed (either together with an Application for Payment or, if there is no Application for Payment in a given month, independently), Vendor shall provide Bechtel with reports (each a “Progress Report”) in substantially the form of Exhibit C hereto and including (i) whether the Scope of Work is proceeding according to schedule (including whether Vendor expects to deliver Equipment and complete Services for Bechtel that have an aggregate value in accordance with the Bechtel Grant Notice), (ii) any discrepancies, conflicts, or ambiguities existing in the Contract Documents that require resolution, (iii) any on-Site health and safety issues existing in connection with the Scope of Work, (iv) any occurrences giving rise to a claim for relief by Vendor, as set forth and described in Section 14.4 below, and including the specific contractual adjustment or relief requested and the basis of such request; and (v) any other items requiring resolution so as not to jeopardize Vendor’s ability to complete the Scope of Work for the Contract Price and within the Work Schedule. Each Progress Report shall also be accompanied by documents that substantiate the progress of the work described in such report.

3.7 Vendor Support and Shop Testing. Vendor shall provide, at Vendor’s cost, (i) equipment, tools, instruments and materials necessary for Vendor to comply with its obligations hereunder as set forth in the Scope of Work and (ii) personnel required for the performance of its Scope of Work. Vendor shall secure for Bechtel the right to perform activities such as but not limited to initial visits, expediting visits, witness of first operations, in-process inspections, witness start-up and shop testing activities at Vendor’s or Vendor’s subcontractor’s and supplier’s equipment manufacturing facilities in accordance with conditions listed in Exhibit L.

3.8 FCA Delivery. Within fifteen (15) Days from Notice to Proceed, Vendor shall provide Bechtel with a schedule of Vendor’s expected suppliers and FCA delivery points from which Bechtel will make shipment to the Site. All direct costs and expenses incurred by Bechtel in taking Delivery from the Vendor (including Vendor’s suppliers) and shipping the Equipment from the delivery points to the Site, and import duties (if not reimbursed by Owner), [*], to the extent Vendor changes its anticipated suppliers and/or FCA delivery points and/or delivery dates and such change results in Bechtel incurring

*	Confidential Treatment Requested

Execution Copy	Page 9

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

additional costs associated with the shipment of Equipment to the Site, Vendor shall reimburse Bechtel for the actual additional costs incurred in the shipment of the Equipment. Bechtel shall advise Vendor as to its anticipated additional costs associated with Vendor’s change prior to incurring any such cost. Bechtel will prepare, maintain and furnish Vendor on a monthly basis with a register of all costs Bechtel incurs as provided in this Section 3.8. Bechtel shall withhold the costs incurred under this Section 3.8 from payments otherwise due Vendor under this Agreement or if such amounts due Vendor are insufficient as to permit Bechtel to withhold the costs under this Section 3.8, then Bechtel shall invoice Vendor for such costs. If Bechtel invoices Vendor for such costs, then Vendor shall make payment to Bechtel within twenty-five (25) Days of receipt of Bechtel’s invoice. Vendor shall remain responsible for any delays in accordance with Section 7.1.

3.9 Additional Vendor Deliverables. Vendor shall furnish to Bechtel’s expediter, no later than six (6) weeks after the date of execution of this Agreement, a preliminary schedule forecasting or acknowledging receipt and entry of the order, data, spares list, material acquisition, manufacture/fabrication detailing dates to start machining, assembly, test, and cleaning/painting (including all witness and hold points for quality verification). In addition, immediately after Vendor places orders for components of this Agreement, Vendor shall furnish to Bechtel’s expediter the sub-supplier’s name, shipping point, order number, promised shipping dates, contact name and phone number.

ARTICLE 4

BECHTEL’S RESPONSIBILITIES

4.1 Duty to Cooperate.

4.1.1 Bechtel shall, throughout the Vendor’s performance of its Scope of Work, cooperate with Vendor and perform its responsibilities, obligations and services under this Agreement in a timely manner.

4.1.2 Except as may otherwise be provided in this Agreement, Bechtel shall provide written approvals and written responses to Vendor questions, requests for information or clarifications as to all subjects that are Bechtel’s responsibilities as set forth in this Agreement within a reasonable time and when feasible within five (5) business days of receiving such inquiry; provided however, that in the event a failure to respond to the applicable question, request or clarification within five (5) business days will have an adverse effect on the Work Schedule, Vendor shall so notify Bechtel at the time of the inquiry.

4.2 Site Access. Bechtel shall provide Vendor or Vendor’s suppliers reasonable access to the Site (or portions of the Site) as required to enable Vendor to perform its Scope of Work in accordance with the Work Schedule. Vendor understands that other Bechtel contractors will be present on the Site and that Vendor shall use reasonable efforts not to interfere with Bechtel’s other contractors.

Execution Copy	Page 10

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

4.3 Bechtel’s Representative. Bechtel’s Representative shall be responsible for providing Bechtel-supplied information and approvals in a timely manner to permit Vendor to fulfill its obligations under the Contract Documents. Bechtel’s Representative shall also provide Vendor with prompt written notice if it observes any failure on the part of Vendor to fulfill its contractual obligations, including any errors, omissions or defects in the Contract Documents or the performance of Vendor’s Scope of Work; provided however, that in no event shall Bechtel’s failure to observe or notify Vendor of any failures, errors, omissions or defects with respect thereto relieve Vendor of its obligation to remedy the same. Bechtel’s Representative shall be vested with the authority to act on behalf of and bind Bechtel.

4.4 Inspection. The Solar Field shall not be deemed accepted until finally inspected and accepted by Bechtel [*] Bechtel will use reasonable efforts to perform (a) receipt inspections within [*] and (b) an acceptance of delivery inspection within [*] to determine then observable damage or defects. Unless Bechtel notifies Vendor in writing that the Equipment has not been accepted, [*] the Equipment shall be deemed accepted. Vendor may attend any Bechtel receipt/acceptance point inspection. Notwithstanding the foregoing, the making or failure to make an inspection and acceptance by Bechtel under this Section 4.4, shall in no way relieve Vendor from its obligations to conform to all of the requirements of this Agreement or impair Bechtel’s right to enforce the warranty requirements of this Agreement, or to avail itself of any other remedies to which Bechtel may be entitled, notwithstanding Bechtel’s knowledge of the nonconformity, its substantiality or the ease of its discovery.

4.5 Training Availability. Where applicable, Bechtel shall provide personnel for Vendor to train on or before the time shown in, or required by, the Work Schedule. Bechtel shall ensure that such personnel are suitable, qualified and competent and are equipped with all necessary small tools and other supplies required for such personnel to participate in such training.

4.6 Storage and Handling. Bechtel shall handle and store all Equipment in accordance with the written storage and handling instructions provided by Vendor prior to Delivery or Good Industry Practices if the instructions are silent.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Intellectual Property and License.

5.1.1 Vendor shall retain sole and exclusive ownership of all Intellectual Property, including any new, improved or derivative Intellectual Property, developed or created by Vendor (including Vendor’s other contractors, subcontractors and suppliers) during the course of the performance of this Agreement, and Intellectual Property related to or derived from Vendor’s Intellectual Property (“Vendor IP”). Bechtel shall not derive, acquire, or develop any

*	Confidential Treatment Requested

Execution Copy	Page 11

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Intellectual Property from Vendor IP or information supplied by Vendor to Bechtel pursuant to the Scope of Work, including the Work Product. In the event Bechtel or Bechtel Responsible Parties develops Intellectual Property which is based on, derived from, or incorporates any Vendor IP, the Scope of Work or Work Product provided by Vender under this Agreement (whether permitted or not), Bechtel shall promptly disclose it to Vendor in writing and hereby grants to Vendor a royalty free, fully paid up, exclusive, non-revocable, transferable perpetual license to use such derivative Intellectual Property, including a right to sublicense to third parties.

5.1.2 Vendor hereby grants to Bechtel a non-exclusive, perpetual, royalty-free, non-revocable, transferable (only to the Approved Bechtel Group and provided that the scope of the transferees’ use does not exceed the license use granted herein) license, with full rights to sublicense to any member of the Approved Bechtel Group the rights granted hereunder (“License”), to use, copy, duplicate, reproduce, modify or have modified (collectively, “Use”) any part of the Scope of Work and the Work Product and to use, copy, duplicate, reproduce, modify or have modified all of Vendor’s IP which is incorporated into the Scope of Work and the Work Product, all solely in connection with Bechtel’s performance of work for Owner pursuant to the E&C Contract.

5.1.3 In the event of a Vendor event of default as set forth in Section 16.2, Vendor hereby grants to Bechtel a License to manufacture, complete and otherwise Use any part of the Scope of Work and the Work Product, including all Vendor’s IP which is incorporated into the Scope of Work and the Work Product, solely for the purposes of Bechtel’s performance of work for Owner pursuant to the E&C Contract.

5.1.4 Bechtel agrees to obtain the consent of Vendor before conveying any of Vendor’s Pre-Existing or New IP to any member of the Approved Bechtel Group, such consent not to be unreasonably withheld, unless such member of the Approved Bechtel Group has executed a written confidentiality agreement with Bechtel or Owner with respect thereto.

5.1.5 Physical copies of the Work Product prepared for or by Vendor for Bechtel during the performance of the Scope of Work shall become the property of Bechtel. Vendor shall have the right to retain and use copies of the Work Product and the information contained therein and shall retain ownership of all Vendor IP rights related thereto, subject to the License set forth above. Bechtel shall not acquire any rights to any of Vendor’s or any Vendor Responsible Parties’ proprietary computer software that may be used in connection with the Scope of Work or Work Product. Vendor shall have the right to retain and use copies of the Work Product and the information contained therein in connection with its business activities worldwide.

5.2 License Upon Termination for Convenience or Vendor’s Election to Terminate. If Bechtel terminates the Project for its convenience as set forth in Section 16.3 hereof, or if Vendor elects to terminate this Agreement in accordance with Section 16.5 hereof, Vendor shall, upon Bechtel’s payment in full of the amounts due Vendor for work already completed under this Agreement and for the amounts provided in Section 16.3.1, grant to Bechtel a License identical in scope to the License granted under Section 5.1 above, but only with respect to that portion of the Scope of Work previously provided by Vendor and paid for by

Execution Copy	Page 12

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Bechtel, provided, however, that if Vendor notifies Bechtel in writing that such Scope of Work is incomplete then, to the extent so notified, the Use by Bechtel of the Work Product shall be at Bechtel’s sole risk without liability or legal exposure to Vendor or any Vendor Indemnified Parties.

5.3 License Upon Vendor’s Default. If this Agreement is terminated by Bechtel due to Vendor’s default pursuant to Section 16.2 and without prejudice to Bechtel’s rights under Section 16.2.4, Bechtel shall have a License identical in scope to the License granted under Section 5.1 above.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1 Confidential Information. Any information of a proprietary or confidential nature which, if disclosed in writing, is clearly marked “Proprietary” or “Confidential” and, if disclosed orally or visually, is communicated to be confidential at the time of disclosure and clearly identified as Confidential reduced to a writing clearly marked “Proprietary” or “Confidential” within a period of thirty (30) Days after disclosure (“Confidential Information”) disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement is disclosed in confidence and shall be treated as confidential by the Receiving Party. Information as to the terms of this Agreement shall also be considered Confidential Information which is subject to the terms of this Article 6.

6.2 Restrictions on Use and Disclosure. Bechtel and Vendor agree to hold Confidential Information supplied to the Receiving Party by the Disclosing Party in confidence for a period commencing with the Effective Date and ending three (3) years from the date of Final Completion or termination of the Agreement, whichever is earlier and to use such Confidential Information only for purposes of the Project. The provisions of this Section 6.2 shall not apply to information within any one of the following categories:

(i) information that was in the public domain evidenced by printed publication or similar proof prior to Receiving Party’s receipt thereof from the Disclosing Party or that subsequently becomes part of the public domain by publication or otherwise except by the Receiving Party’s wrongful act; however, this exception (i) shall not apply if the Disclosing Party notifies the Receiving Party that it has written documentation that the disclosed information was made public by a third party in violation of a confidentiality obligation between such third party and the Disclosing Party;

(ii) information that the Receiving Party can show was in its possession in writing or other documentary or recorded form prior to its receipt from the Disclosing Party through no breach of any confidentiality obligation on the part of the receiving Party;

(iii) information received by the Receiving Party from a third party that did not have a confidentiality obligation on the part of the Receiving Party; or

Execution Copy	Page 13

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(iv) information independently developed by the Receiving Party that can be documented in writing.

Detailed information, or information in combination with other information, shall not be excluded from the confidentiality obligations contained herein for the sole reason that such detailed information or combined information is a part of more general information falling within sub-paragraphs (i) through (iv) or Section 6.4.

6.3 Disclosures. Each Party agrees to use its best efforts to (i) prevent the duplication of, in whole or in part, any Confidential Information not belonging to it by any party not provided for in this Article 6, and (ii) hold in confidence and not divulge to third parties, in whole or in part, any Confidential Information not belonging to it to any party not provided for in this Article 6. Each Party further agrees not to export or re-export another Party’s Confidential Information to the extent in contravention of any Legal Requirements. Each Party may disclose the other Party’s Confidential Information to those of its Representatives (defined below) and Owner and its Representatives (defined below) solely for purses of the Project and who have a need to know and have executed confidentiality agreements providing protection no less strict than the protection provided under the terms of this Agreement. Neither Party shall be permitted to make any disclosure of Confidential Information to competitors of the other Party. For purposes of this Article 6, “Representatives” means directors, officers, employees, contractors, subcontractors and their subcontractors and affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors, lenders, equity investors, potential bankers, potential lenders and potential equity investors). Bechtel and Vendor shall be responsible for any breach of this Article 6 by any their respective Representatives and each Party agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Confidential Information and each Party shall indemnify the other Party form acts or omissions of its Representatives with respect to the Confidential Information delivered to such indemnifying Party.

6.4 Exceptions. Notwithstanding Section 6.3, the Receiving Party may disclose Confidential Information to the extent such disclosure is required by any Lender in connection with the Project or ordered by a court or other Governmental Authority, provided that immediately upon the Receiving Party becoming aware that it is required, or may become required, to disclose Confidential Information for such reason, then to the extent permitted by applicable law (i) Receiving Party shall give written notice to Disclosing Party of such requirement or potential requirement; and (ii) Receiving Party shall provide reasonable assistance at Disclosing Party’s cost in connection with Disclosing Party’s pursuit of legal remedies in order to limit the extent of Confidential Information required to be disclosed. If such remedy is not obtained, the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information that is required in the opinion of its legal counsel and shall cooperate with the Disclosing Party, at its expense, to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the same.

6.5 Return or Destruction. Confidential Information shall be returned to the Disclosing Party or destroyed (including expunging all such Confidential Information from any

Execution Copy	Page 14

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

computer, word processor, PDA, or any other device designed to store electronic information) promptly upon Disclosing Party’s written request (and in any event no later than fifteen (15) business days after the request therefore) unless needed to complete the performance of the Project, in which case, upon completion of the Project. Upon the request of the Disclosing Party, Receiving Party will provide Disclosing Party with prompt written confirmation of its compliance with the obligations of this Section. Notwithstanding the foregoing, Receiving Party may retain one copy of the Confidential Information in its counsel’s office. Receiving Party shall not be required to delete Confidential Information from back-up archival electronic storage as reasonably necessary for the performance of information technology operation provided that all such information retained shall continue to be kept confidential pursuant to the terms of the Agreement.

ARTICLE 7

COMMENCEMENT AND COMPLETION OF THE SCOPE OF WORK

7.1 Work Schedule.

7.1.1 The schedule for the execution of the Scope of Work is attached as Exhibit E hereto (the “Work Schedule”). The Work Schedule sets forth the monthly cumulative quantity ranges of Equipment to be delivered by Vendor to Bechtel under this Agreement. Without limitation of Vendor’s obligations under this Agreement, Vendor shall: (i) deliver Equipment to Bechtel no later than the dates set forth in Exhibit E; (ii) deliver all Equipment to Bechtel by the Final Delivery Date; and (iii) otherwise complete the Scope of Work for the Contract Price within time provided in the Work Schedule, unless delayed by a Force Majeure Event, a Bechtel Caused Delay or an event in respect of which Vendor is entitled to a Change Order hereunder. In the event of a Force Majeure Event, a Bechtel Caused Delay or other Change Order event, the Contract Price, Work Schedule and other affected terms and conditions of this Agreement shall be revised in accordance with Article 14.

If Bechtel elects to make a Grant Progress Payment under Section 11.1, then the Work Schedule will be adjusted, as necessary, to reflect any acceleration of the Scope of Work Bechtel describes in the Grant Progress Payment Acceleration Notice.

7.2 Recovery Plan.

7.2.1 If, other than due to a Change Event: (i) Vendor shall fail to achieve or anticipates that it will be unable to achieve (a) delivery of the cumulative amount of Equipment for any month with respect to its Scope of Work as set forth in Exhibit E, or (b) delivery of the Equipment by the Final Delivery Date or (ii) Vendor is unable or anticipates that it will be unable to meet the quality requirements set forth in the Agreement, then Vendor shall provide notice to Bechtel within five (5) business days after becoming aware of such event and within a further five (5) business days deliver to Bechtel a detailed commercially reasonable proposal (a “Recovery Plan”) describing the actions Vendor proposes to take in order to remedy such failure to deliver Equipment in accordance with Exhibit E, and/or the failure to achieve the Final Delivery Date and/or to meet the quality standards set forth in this Agreement. Vendor’s Representative shall meet with Bechtel’s Representative and such other persons as Bechtel shall require at such reasonable times and in such places as Bechtel shall reasonably designate to

Execution Copy	Page 15

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

discuss, amend and implement the Recovery Plan; provided however, Vendor shall not, except as provided with respect to a Change Event, be relieved of its obligations to deliver Equipment by the required milestone dates set forth in Exhibit E, achieve the final delivery by the Final Delivery Date or meet its other obligations under this Agreement. If Vendor fails to provide a reasonable Recovery Plan within five (5) business days or such longer period as may be mutually agreed by the Parties, Bechtel may direct Vendor, at Vendor’s cost and without relieving Vendor of any of its obligations under this Agreement, to take such actions as are commercially reasonably required to resolve the deficiency. Additionally, if during execution of the Scope of Work, Bechtel should reasonably determine that Vendor has not met or is unlikely to meet the milestone dates set forth in 7.2.1(i)(a); the Final Delivery Date set forth in 7.2.1(i)(b) or the quality requirements set forth in 7.2.1(ii), then Bechtel may provide a written notice to Vendor directing that Vendor provide adequate assurance demonstrating that corrective measures will be effected by Vendor. Upon receipt of such notice, Vendor shall be obligated to furnish the Recovery Plan specified in and in accordance with this Section 7.2.1.

7.2.2 If Vendor’s Recovery Plan includes changing Bechtel’s method of shipment from Vendor’s FCA delivery point to the Site so as to expedite the date of arrival of Equipment to the Site, Bechtel shall agree to carry out such change to the extent reasonably possible; provided that Vendor shall reimburse Bechtel for the additional costs of expediting the shipment in accordance with Section 3.8; provided, further, that any such action or lack thereof by Bechtel shall not give rise to a Change Event or otherwise relieve Vendor of any of its obligations under this Agreement.

7.3 Notice to Proceed; Commencement. The Scope of Work shall commence within five (5) Days of Vendor’s receipt of Bechtel’s written notice to proceed in the form prescribed on Exhibit F (the “Notice to Proceed”) unless the parties mutually agree otherwise in writing. Vendor agrees that “time is of the essence” with respect to the achievement of the monthly cumulative delivery amounts set forth in Exhibit E and the Final Delivery Date.

7.4 Final Delivery Completion.

7.4.1 Requirement. Vendor will achieve Final Delivery Completion with respect to its Scope of Work no later than the date set forth in Exhibit E for Final Delivery Completion (the “Final Delivery Date”), subject to adjustment in accordance with this Agreement.

7.4.2 Definition. “Final Delivery Completion” shall be deemed to have occurred on the last date when all of the following items have been completed:

(a)	Vendor has delivered all Equipment in accordance with the requirements of Exhibit A;

(b)	Vendor has delivered all final drawings, all operations and maintenance manuals and training manuals required for the operation and maintenance of the Solar Field furnished under the Scope of Work;

Execution Copy	Page 16

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(c)	Vendor has submitted all required conditional and unconditional lien waivers required under this Agreement, except for the final conditional and unconditional lien waivers;

(d)	Bechtel and Vendor have agreed upon the final Punch List; and

(e)	Vendor has paid any Schedule Liquidated Damages due under Sections 8.1.1(i)a. and 8.1.1(i)b.

7.4.3 Procedures. (a) When Vendor believes that it has satisfied the requirements for Final Delivery Completion to be achieved hereunder, Vendor shall notify Bechtel in writing, by delivering to Bechtel a proposed certificate (a “Certificate of Final Delivery Completion”) with respect to its Scope of Work that will set forth the date of Final Delivery Completion. Vendor’s Certificate of Final Delivery Completion shall be deemed certified and accepted by Bechtel unless within ten (10) business days of receipt of such notice, Bechtel shall notify Vendor in writing whether or not Vendor has fulfilled the requirements of Final Delivery Completion. If Vendor has not fulfilled such requirements for Final Delivery Completion, Bechtel shall specify in such notice to Vendor in reasonable detail the reasons that the requirements for Final Delivery Completion have not been met. Vendor shall promptly act to correct such deficiencies so as to achieve Final Delivery Completion. Following any such remedial action, Vendor shall deliver to Bechtel a new notice of Final Delivery Completion and the provisions of this Section 7.4.3(a) shall apply with respect to such new Final Delivery Completion notice in the same manner as they applied to the original Final Delivery Completion notice.

(b) When Bechtel confirms in writing that Vendor has achieved Final Delivery Completion in accordance with the Agreement, or Bechtel’s certification and acceptance of the Certificate of Final Delivery Completion has been deemed to have been provided pursuant to Section 7.4.3(a), Bechtel shall issue the Certificate of Final Delivery Completion and Vendor shall issue its Application for Payment for retained amounts (or return to Vendor the letter of credit provided by Vendor to Bechtel in lieu of such retained amounts pursuant to Section 11.1.6) relating to the Scope of Work as set forth in Section 11.1.6 hereof, less an amount equal to [*] of the value (per agreed price list of components, failing which, as reasonably determined by Bechtel) of the then remaining Punch List items, which shall be released to Vendor upon Final Completion.

7.4.4 At the time of submission of the Application for Payment pursuant to 7.4.3(b), Vendor shall provide the following information:

(a) an affidavit and conditional and unconditional lien waiver that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes of any Vendor Responsible Party or other items performed, furnished or incurred for or in connection with the Scope of Work which will in any way affect Bechtel’s or Owner’s interests; and

*	Confidential Treatment Requested

Execution Copy	Page 17

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(b) all other documents or materials relating to the Scope of Work not previously provided to Bechtel, including without limitation, copies of all assembly drawings.

7.4.5 Punch List and Manufacturer Materials. Prior to the achievement of Final Delivery Completion, Vendor and Bechtel shall jointly prepare a Punch List of those items with respect to the Scope of Work that remain to be performed and within sixty (60) Days following the date of Final Delivery Completion, Vendor will provide to Bechtel all remaining materials and documents, if any, received from its manufacturers and suppliers (including any operations and maintenance manuals and training manuals not required for Final Delivery Completion) that have not already been provided to Bechtel.

7.4.6 Letter of Credit Securing Vendor’s Obligation to Achieve Final Completion and Warranty. (i) Upon Bechtel’s issuance of the Certificate of Final Delivery Completion and (ii) as a condition to Bechtel’s release of the retainage (or return of the letter of credit) as set forth in Section 7.4.3(b) above, Vendor shall provide a letter of credit in form acceptable to Bechtel for the benefit of Bechtel in an amount equal to [*] of the Contract Price to secure Vendor’s obligation to achieve Final Completion as provided in Section 7.4 and warranty obligations under Article 9; provided, however, if Vendor’s delay is likely to impact the [*] giving rise to Schedule Liquidated Damages under Section 8.1.1(i)c, the letter of credit shall be further increased in the estimated amount, as determined by Bechtel, acting reasonably, to cover Vendor’s liability for Schedule Liquidated Damages under Section 8.1.1(i)c; such increased amount not to exceed in any event [*] of the Contract Price. Provided Vendor has not breached its obligation to achieve Final Completion or its warranty obligations and has paid any Schedule Liquidated Damages under Section 8.1.1(i)c, Bechtel shall return to Vendor the letter of credit upon the earlier to occur: (i) expiration of the warranty period set forth in Section 9.2.1 or (ii) termination of the Agreement pursuant to Sections 16.3 and 16.5.

7.5 Final Completion.

7.5.1 Final Completion (“Final Completion”) of the Scope of Work shall be achieved as expeditiously as reasonably practicable after the date of Final Delivery Completion and in any event no later than sixty (60) Days following the date of Final Delivery Completion.

7.5.2 Final Completion shall be achieved when the following conditions have been met:

(a) Final Delivery Completion has been achieved;

(b) any outstanding amounts owed by Vendor to Bechtel have been paid in full and the Project is free and clear of any liens arising by, through or under any Vendor Responsible Party;

(c) the items identified on the Punch List have been completed by Vendor;

*	Confidential Treatment Requested

Execution Copy	Page 18

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(d) Vendor has completed the training required to be provided by Vendor as set forth in the Scope of Work; provided however, that Bechtel has timely provided its personnel for training pursuant to Section 4.5;

(e) the information in Section 7.4.4 has been provided to Bechtel; and

(f) an affidavit and final unconditional lien waiver that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes of any Vendor Responsible Party or other items performed, furnished or incurred for or in connection with the Scope of Work which will in any way affect Bechtel’s or Owner’s interests.

7.5.3 Procedures. (a) When Vendor believes that it has satisfied the requirements for Final Completion to be achieved hereunder, Vendor shall notify Bechtel in writing, by delivering to Bechtel a proposed certificate (a “Certificate of Final Completion”) as set forth in Exhibit M with respect to its Scope of Work that will set forth the date of Final Completion. Vendor’s Certificate of Final Completion shall be deemed certified and accepted by Bechtel unless within ten (10) business days of receipt of such notice, Bechtel shall notify Vendor in writing whether or not Vendor has fulfilled the requirements of Final Completion. If Vendor has not fulfilled such requirements for Final Completion, Bechtel shall specify in such notice to Vendor in reasonable detail the reasons that the requirements for Final Completion have not been met. Vendor shall promptly act to correct such deficiencies so as to achieve Final Completion. Following any such remedial action, Vendor shall deliver to Bechtel a new notice of Final Completion and the provisions of this Section 7.5.3(a) shall apply with respect to such new Final Completion notice in the same manner as they applied to the original Final Completion notice.

(b) When Bechtel confirms in writing that Vendor has achieved Final Completion of its Scope of Work in accordance with the Agreement, or Bechtel’s certification and acceptance of the Certificate of Final Completion has been deemed to have been provided pursuant to Section 7.5.3(a), Bechtel shall issue the Certificate of Final Completion. For the avoidance of doubt, Bechtel’s issuance of the Certificate of Final Completion shall not act as a waiver of any Schedule Liquidated Damages arising under Section 8.1.1(i)c.

ARTICLE 8

LIQUIDATED DAMAGES

8.1 Liquidated Damages.

8.1.1 Schedule Liquidated Damages. Vendor understands that if Vendor does not achieve the schedule dates listed below in this Section 8.1.1, Bechtel will suffer damages which are difficult to determine and accurately specify. Vendor agrees, subject to Section 8.1.3 below, to pay liquidated damages for delay as follows (“Schedule Liquidated Damages”):

(i)	Schedule Liquidated Damages for each day of delay in the event that:

Execution Copy	Page 19

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

a.	Vendor fails to deliver all its monthly cumulative scheduled Equipment for that month in accordance with Exhibit E;

b.	Vendor fails to deliver all of the Equipment by the Final Delivery Date;

c.	Vendor fails to achieve its monthly cumulative scheduled Equipment delivery dates, or Vendor delivered defective Equipment and such delay(s) and/or defects caused a delay in the [*].

For each Day of delay under subsection a. and b., Vendor shall pay (US) [*] and for each Day of delay under subsection c., Vendor shall pay (US) [*]; provided, that in no event shall Vendor be liable for more than (US) [*] for each Day of delay under this Agreement. Vendor shall not be liable for Delay Liquidated Damages during any period of time for which it is determined that Vendor is entitled to an extension of time due to a Change Event or as to Delay Liquidated Damages under subsection c. only, for which an extension of the [*] has been granted [*] due to a “Change Event” [*]. For the avoidance of doubt, if a delay falls under both subsections a./b. and c., Vendor shall be required to pay Liquidated Damages only under subsection c. and subsection a./b. damages shall no longer accrue.

Schedule Liquidated Damages shall be paid as agreed stipulated damages, and not as a penalty. Schedule Liquidated Damages shall be paid by Vendor by the 15th Day of the month following the month in which such damages were incurred.

8.1.2 Exclusive Remedy. Payment of the Schedule Liquidated Damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, loss of use, expenses, claims, penalties and any other damages, whether special or consequential, or of any kind or nature whatsoever incurred by Bechtel which are occasioned by any delay by Vendor in achieving scheduled or guaranteed dates for the commencement and completion of the various stages of its Scope of Work and shall be Bechtel’s sole and exclusive remedy with respect thereto. Notwithstanding the foregoing, the payment of Schedule Liquidated Damages shall not excuse any Vendor obligations or Bechtel rights not associated with a delay in the Delivery of the Equipment (e.g., warranty, backcharge, indemnity obligations).

8.1.3 Maximum Liquidated Damages. Vendor’s liability for all Schedule Liquidated Damages shall not exceed (US) [*]. Vendor shall not be liable for Schedule Liquidated Damages during any period of time for which it is determined that Vendor is entitled to an extension of time due to a Change Event.

8.2 Consequential Damages; Limitation of Liability.

8.2.1 Except to extent prohibited by the governing law set forth in Section 21.4 notwithstanding anything herein to the contrary, neither Vendor nor Bechtel, nor their subcontractors or suppliers of any tier, shall be liable to the other for any consequential, punitive,

*	Confidential Treatment Requested

Execution Copy	Page 20

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

exemplary or indirect losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing. This exclusion of liability for consequential damages shall not apply to (i) third party claims subject to an indemnification obligation hereunder, (ii) the payment of Liquidated Damages, if any, as set forth in Section 8.1 hereof, (iii) to damages resulting from breach of the confidentiality requirements of this Agreement, or (iv) the breach of the licensing provisions set forth in Sections 5.2, 5.3 and 5.4 of Article 5.

8.2.2 Except to extent prohibited by the governing law set forth in Section 21.4, Vendor’s total liability to Bechtel under this Agreement, including without limitation, any Liquidated Damages paid to Bechtel by Vendor under Section 8.1 hereof, however caused and under any theory of liability, including negligence, tort, strict liability, breach of contract or otherwise, shall not exceed in the cumulative aggregate (US) [*]. These limitations shall exclude: (i) any payments made under project-specific insurance policies required under this Agreement; and (ii) third party indemnification obligations of Vendor Responsible Parties hereunder. Bechtel hereby disclaims, and waives and releases Vendor from any and all liability in excess of that provided herein.

8.3 Application of Limitations To Future Owners of the Project. Bechtel represents that it will incorporate a release from consequential damages reasonably similar to that provided in Section 8.2.1 in its agreements with Owner and which shall provide that such release runs in favor of Vendor and will further obtain a representation that Owner shall be bound by the limitations set forth in this Article 8. Notwithstanding the foregoing, Bechtel assumes no liability to Vendor should Owner seek to avoid such limitations in an action against Vendor.

8.4 Aggregate Liability. For the avoidance of doubt, all the liability caps on Vendor’s liability as set forth in this Article 8 shall apply as an aggregate limitation as to both BSOI and BSCM and are not cumulative such that Bechtel can recover in excess of the amounts set forth in Article 8, except for the exclusions from the liability caps as expressly provided for in Section 8.2.

ARTICLE 9

WARRANTIES

9.1 Vendor’s General Warranty. Vendor warrants to Bechtel that: (i) all Services performed by the Vendor, and its subcontractors and suppliers pursuant to the Contract Documents, shall be performed in accordance with Good Industry Practices; (ii) Vendor shall perform all Service activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy in all material aspects the requirements of the Contract Documents and all Legal Requirements; and (iii) the Equipment shall be new and of good quality and will be completed in compliance with the Work Schedule, Scope of Work, Contract Documents, and all

* Confidential Treatment Requested Execution Copy	Page 21

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Legal Requirements, and in a good and workmanlike manner, free of defects in design, workmanship or materials, liens and any and all license, royalty and other liabilities for the use of patents, copyrights, trade secrets or other intellectual property. Vendor’s warranty obligation includes defects caused by negligence, errors, omissions, abuse, alterations, and failure to perform or maintain the Scope of Work by the Vendor, its subcontractors, and their respective subcontractors, suppliers, officers, agents, and employees, or any other person for whose acts Vendor may be liable under law (Vendor and all the foregoing parties collectively referred to herein as the “Vendor Responsible Parties”).

9.2 Vendor’s Serial Defect Warranty. Vendor warrants any defect arising from an identical failure mode in more than [*] of the following components of the Solar Field: [*] (each such identical failure mode defect, a “Serial Defect”).

9.3 Warranty Exclusions. Vendor’s warranty obligations do not include: (i) reasonable wear and tear; (ii) normal corrosion; (iii) use of unapproved parts or unapproved alterations to component unless specifically approved in Vendors’ written operation and maintenance manuals; (iv) defects caused by persons other than the Vendor Responsible Parties, including operation or maintenance of the Plant or installation and commissioning of the Equipment in violation of the written operating, maintenance, installation, and commissioning instructions, manuals and protocols supplied to Bechtel or Bechtel Responsible Parties by Vendor prior to such installation, commissioning or operation; (v) Force Majeure events; or (vi) items expected to be consumed or expended during the normal and routine operation and maintenance of the Solar Field. Bechtel shall use reasonable efforts to afford or cause Owner Responsible Parties to afford, Vendor reasonable access to the Owner’s operation and maintenance records of the Project for the purpose of analyzing warranty claims. Nothing in this warranty limits or voids any supplier’s or manufacturer’s warranty which provides Bechtel with additional and/or greater warranty rights than set forth in this Article 9 or the Contract Documents. Vendor shall assign to Bechtel any and all warranties that it receives from third parties relating to the Scope of Work which exceed the Vendor warranty period set forth in Section 9.5.1.

9.4 Limitation of Warranties. OTHER THAN AS SET FORTH IN SECTIONS 9.1 AND 9.2 AND AS EXPRESSLY PROVIDED IN THE CONTRACT DOCUMENTS, VENDOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED OR GUARANTEES EXPRESS OR IMPLIED RELATING TO THE WORK, MACHINERY, EQUIPMENT, MATERIALS, SYSTEMS, SUPPLIES OR OTHER ITEMS AND VENDOR DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OTHER THAN WARRANTIES OF TITLE. PERFORMANCE BY VENDOR OF ITS OBLIGATIONS UNDER ARTICLE 9 SHALL BE BECHTEL’S EXCLUSIVE REMEDY AND VENDOR’S SOLE LIABILITY FOR ANY DEFECTS OR DEFICIENCIES IN THE DESIGN, MACHINERY, EQUIPMENT, MATERIALS SYSTEMS, SUPPLIES OR OTHER ITEMS OR SERVICES PROVIDED BY VENDOR PURSUANT TO THIS AGREEMENT.

* Confidential Treatment Requested Execution Copy	Page 22

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

9.5 Correction of Defective Work.

9.5.1 Remedy for Breach of General Warranty. Vendor agrees to correct any Work that is found not to be in conformance with Sections 9.1 or 9.2, within a period of [*] from the date [*]; provided, that with respect to any warranty repair or replacement, such period shall in no event be extended beyond [*] from the date [*]. Any such repair or replacement shall include, by limitation, the cost of removal, disassembly, repair, replacement and re-assembly of the warranted items and including the cost to gain access to such warranty items. Subject to Section 18.3, Bechtel’s sole remedy with respect to any part of the Services or Scope of Work that is not in compliance with Sections 9.1 or 9.2 shall be re-performance of deficient Services or correction of the defective Scope of Work pursuant to this Article 9, and/or pursuit of any applicable warranty claim on any warranty issued by a supplier or manufacturer.

9.5.2 Remedy for Breach of Serial Defect Warranty. If the threshold requirement for a Serial Defect is met, all like components (including all those like components which have not exhibited the defect, but only those like components) shall be presumed to be defective. Vendor can rebut this presumption and must perform an industry standard root cause analysis (“RCA”) to determine whether the defect is due to design, materials, manufacturing or other causes, and must develop and implement a remediation plan which addresses the cause of the defect per the RCA. Serial Defects that are proven not to affect all like components (for example, if the RCA shows that the defect is not design-related, but is isolated to a manufacturing error in a particular batch of components from a particular supplier), would only require remediation of the affected components. Design defects affecting all like components would require remediation in all components. Notwithstanding the foregoing, but subject to Bechtel’s approval (not to be unreasonably withheld), Vendor may propose an extended period for correction of a Serial Defect; provided, that Vendor extends the warranty period with respect to the articulated defect of the defective components during the correction period.

9.5.3 Vendor shall, at its sole cost and within a reasonable time, or immediately (to the extent possible) in an event involving safety, of receipt of written notice from Bechtel that its Scope of Work is not in conformance with the Contract Documents (but not longer than twenty (20) Days save for an event involving safety), take meaningful steps to commence correction of such nonconforming Scope of Work, including the correction, removal or replacement of the nonconforming Scope of Work and correction or replacement of any work damaged by such nonconforming Scope of Work or re-performance of deficient Services.

9.5.4 If upon being notified by Bechtel in writing of non-conforming or defective Services or Equipment, whether arising prior to or after the start of the warranty period set forth in Section 9.5.1, Vendor states in writing its inability or unwillingness to correct such deficiencies within the time set forth in Section 9.5.3, or within such time has not responded to Bechtel’s notice, then Bechtel, without prejudice to its other rights and remedies under this Agreement and without discharge to Vendor’s obligations under this Agreement, may, following seven (7) Days prior written notice to Vendor, proceed to accomplish the corrective work by the most expeditious means available to it and backcharge Vendor for the reasonable cost of the required work. Notwithstanding the above save in the case of a non-conformity involving safety,

* Confidential Treatment Requested Execution Copy	Page 23

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Bechtel shall be under a duty to use reasonable efforts to mitigate such costs. The cost of backcharge work provided in this Agreement shall be invoiced on a monthly basis and computed as follows, as applicable:

(a)	On-Site non-manual labor and field non-manual labor shall be charged at [*]

(b)	Manual labor shall be charged at the actual [*]

(c)	Material and equipment subcontracts shall be charged at [*]

(d)	Equipment and tool rentals shall be charged at [*]

(e)	[*] shall be added to items (a) and (b) for Bechtel’s indirect costs, overhead and administration.

Vendor may contest part or all of any backcharges costs; provided however that it is agreed by the Parties that the calculation of backcharge costs in accordance with (a) – (e), if required to be performed, are reasonable. The Parties shall resolve the dispute according to Article 20 of this Agreement.

ARTICLE 10

CONTRACT PRICE

10.1 Contract Price. Bechtel shall pay BSOI and BSCM in accordance with the terms of Article 11, the total sum of [*] for agreed Fixed Costs as set forth in Exhibit B, plus any Reimbursable Costs as to which the Parties may agree are recoverable under this Agreement (the “Contract Price”) for the entirety of the Scope of Work, subject to adjustments made in accordance with this Agreement. Vendor shall retain responsibility for all taxes imposed on the income derived by Vendor as a result of its performance under the Contract Documents. The Contract Price includes export related customs and duties. The Contract Price does not include any sales, use, municipal, value added, stamp, withholding and other taxes on goods and services and any excise or import duties that may be levied by any jurisdiction on transactions engaged in by the Vendor Responsible Parties in connection with the Project, for which Vendor shall not be responsible for paying. Vendor shall coordinate with and support Bechtel regarding any tax program or other arrangement established by Owner for the Project.

* Confidential Treatment Requested Execution Copy	Page 24

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

ARTICLE 11

PAYMENT PROCEDURES

11.1 Progress Payments.

11.1.1 Subject to the provisions of this Article, the Contract Price, expressed as amounts and percentages of the Contract Price set forth in Exhibit B, shall be payable to the Vendor by Bechtel in monthly progress payments, for (a) the Scope of Work completed by Vendor, and (b) Equipment delivered to Bechtel in accordance with the delivery terms and conditions set forth in Exhibit A. Title to Equipment to be delivered to Bechtel shall pass to Bechtel upon Delivery to Bechtel. Vendor shall make reasonable commercial efforts in orders with its suppliers to have title to Equipment pass to Vendor upon identification of equipment and materials purchased by Vendor for the Project but in no event later than Delivery to Vendor or to Bechtel if Delivery is directly to Bechtel. Notwithstanding this passage of title, Vendor must at all times prior to Delivery to Bechtel take all commercially reasonable steps to protect and preserve the condition of all equipment, materials and products, and/or used in furtherance of Vendor’s Scope of Work. All monthly progress payments and any Grant Progress Payment shall be credited against the Contract Price. On or before the first (1st) Day of each month, Vendor shall submit to Bechtel an itemized Application for Payment (each an “Application for Payment”), in the form set forth in Exhibit D, along with a fully completed Form of Progress Report as set in Exhibit C, substantiating the Vendor’s right to payment. Such application shall have partial conditional and unconditional lien waivers in the form set forth in Exhibit I from Vendor waiving pro tanto all Vendor Responsible Party rights to file liens for all work performed and materials furnished for the payment application submitted and for all such work and material for which payment has previously been made. Applications for Payment shall indicate the percentage of completion of each portion of the Scope of Work as of the end of the period covered by the Application for Payment. The Application for Payment shall constitute Vendor’s representation that the work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. Bechtel and Vendor agree that Exhibit B is a reasonable representation of the value of the various elements and stages of the work and of the schedule upon which Vendor will request payments from Bechtel in respect of elements of the work as it progresses assuming timely achievement of the milestones set forth in Exhibit E.

11.1.2 As part of the Contract Price, Bechtel shall pay Vendor, within five (5) business days following issuance of the NTP and receipt of the parent company guarantee specified in Section 21.3, an advance fee of [*] of the Contract Price (the “Advance Fee”). The payment made under this Section 11.1.2 shall not be subject to retainage, but shall be applied toward and credited against the Contract Price (and noted on the Exhibit B Payment Schedule as an Advance Fee line item). Any Grant Progress Payment Bechtel pays to Vendor will be credited against the Contract Price and noted on the Exhibit B Payment Schedule as an Advance Fee line item.

11.1.3 Exhibit B sets forth the Payment Schedule for Vendors’ Scope of Work. The Payment Schedule serves as the basis for monthly progress payments made to Vendor throughout its performance of the work.

* Confidential Treatment Requested Execution Copy	Page 25

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

11.1.4 To the extent that Bechtel agrees that the payment being requested and the portion of the work performed during the previous Pay Period has been substantiated against the Work Schedule set forth in Exhibit E and the Payment Schedule set forth in Exhibit B, then within thirty-five (35) Days after the receipt of each properly submitted Application for Payment (provided any application received prior the first (1st) Day of the month shall be deemed received on the first (1st) Day of the month) for such payment as set forth in Exhibit B, Bechtel shall pay Vendor all amounts properly due, but in each case less the total of payments previously made, and less amounts properly withheld under this Agreement. Applications for Payment shall be deemed certified and accepted by Bechtel twenty-five (25) Days after receipt unless Bechtel provides Vendor with written notice and details of items not accepted or approved within such twenty-five (25) Day period. If Bechtel determines that Vendor is not entitled to all or part of an Application for Payment, it will notify Vendor in writing within twenty-five (25) Days after receipt of Application for Payment. The notice shall indicate the specific amounts Bechtel intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Vendor must take to rectify Bechtel’s concerns. Vendor and Bechtel will attempt to resolve Bechtel’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, each Party may pursue its rights under the Contract Documents. Notwithstanding anything to the contrary in the Contract Documents, Bechtel shall pay Vendor all undisputed amounts in an Application for Payment within the times required by this Agreement.

11.1.5 Notwithstanding anything to the contrary in (a) Sections 11.1.2, 11.1.4 or 11.2 relating to payments by Bechtel to Vendor or (b) payments arising under Article 14 or (c) payments that may be due as a result of a Vendor suspension or termination under Sections 16.3, 16.4 or 16.5, it is expressly agreed by the Parties that Bechtel will make payments as described under (a), (b) or (c) above [*]:

(i) such payments are due Vendor as a result of (1) a suspension in accordance with Section 16.1 or a delayed issuance of the Notice to Proceed pursuant to Section 21.14.1, which are not as a result of a suspension or delay [*] or (2) an uncured breach of this Agreement by Bechtel which is not the result of non-payment [*] of amounts due Vendor [*];

(ii) Bechtel fails to make payments of amounts [*] on account of Vendor’s Scope of Work and due Vendor hereunder; or

(iii) [*] provided that in either case, such withholding is not caused by any unexcused act or omission of Vendor and, provided further, [*]

[*]

11.1.6 Until Final Delivery Completion, Bechtel will retain [*] of each payment, excluding the Advance Fee. Upon Final Delivery Completion of the Scope of

*	Confidential Treatment Requested

Execution Copy	Page 26

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Work pursuant to Section 7.4, Bechtel shall release to Vendor all retained amounts or return the letter of credit provided pursuant to the next sentence relating to the Scope of Work. At Vendor’s option, a letter of credit acceptable to Bechtel may be substituted for any amounts retained pursuant to this Section 11.1.6.

11.1.7 Notwithstanding anything provided in Section 11.1.1, Bechtel, as directed under the terms of the E&C Contract, may elect to make an extraordinary progress payment (the “Grant Progress Payment”) by December 31, 2010. The Grant Progress Payment will be an amount that Owner determines to be necessary to enable the Owner to begin construction of the Project within the meaning of Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 and communicates to Bechtel. If Bechtel makes a Grant Progress Payment, then the Parties will adjust the amounts of each subsequent monthly progress payment as set forth in Exhibit B, as necessary. If Owner gives Bechtel written notice that it elects to make a Grant Progress Payment, then within five (5) Days after receipt of the notice, Bechtel will notify Vendor in writing (the “Bechtel Grant Notice”) that Bechtel intends to make a Grant Progress Payment by December 31, 2010. Within five (5) Days of receipt of the Bechtel Grant Notice, but in no case later than December 19, 2010, Vendor will notify Bechtel in writing via email and via an expedited delivery service (the “Vendor Grant Notice”) of the value of the Equipment and Services, by line-item, that Vendor has provided and expects to provide to Bechtel (i) from the date of the previous Application for Payment through December 31, 2010 and (ii) from January 1, 2011 through April 15, 2011. The Vendor Grant Notice also will detail the amount by which Vendor is able to increase the Equipment and Services that it will provide to Bechtel (i) from the date of the Vendor Grant Notice through December 31, 2010 and (ii) from January 1, 2011 through April 15, 2011. Within five (5) Days, after Bechtel receives the Vendor Grant Notice, Bechtel will notify Vendor in writing (the “Grant Progress Payment Acceleration Notice”) of the amount of the Grant Progress Payment and any acceleration of the execution of the Scope of Work that is necessary. Vendor will take all reasonable actions and provide all information necessary to implement such acceleration. Notwithstanding anything in Section 11.1.1, Vendor will provide lien waivers similar to those in Exhibit I to Bechtel no later than the receipt of the Grant Progress Payment waiving pro tanto all Vendor Responsible Party rights to file liens for all work performed and materials furnished with respect to the Grant Progress Payment.

11.2 Final Payment. Vendor shall deliver to Bechtel a request for final payment (the “Final Application for Payment”) when Vendor believes Final Completion has been achieved in accordance with Section 7.5. The Final Application for Payment shall be deemed certified and accepted by Bechtel twenty-five (25) Days after receipt unless Bechtel provides Vendor with written notice and details of items not accepted or approved within such twenty-five (25) Day period. Vendor and Bechtel will attempt to resolve Bechtel’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, each Party may pursue its rights under the Contract Documents. Bechtel shall make final payment within thirty-five (35) Days after Bechtel has agreed in writing, or Bechtel’s certification and acceptance of the Certificate of Final Completion has been deemed to have been provided pursuant to Section 7.5, that Final Completion has been achieved.

Execution Copy	Page 27

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

11.3 Failure to Pay Amounts Due.

11.3.1 Interest. Except as provided in Section 11.1.5, payments which are due and unpaid by either Party to the other Party, including disputed amounts which are ultimately determined to be due and undisputed progress payments or final payment, shall bear interest commencing five (5) Days after payment is due at the lesser of (i) the Prime Rate [*] percentage points, or (ii) the maximum rate permitted under applicable law.

11.3.2 Right to Suspend Work. If Bechtel fails to pay Vendor any undisputed amount that becomes due, Vendor, in addition to all other remedies provided in the Contract Documents, may stop work pursuant to Section 16.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 11.3.1.

11.4 Vendor’s Payment Obligations. Vendor will promptly pay its suppliers and subcontractors, in accordance with its contractual and statutory obligations to such parties, all the amounts Vendor has received from Bechtel on account of their work. Vendor will use reasonable commercial efforts to impose similar requirements on its subcontractors and suppliers to promptly pay those parties with whom they have contracted. Vendor will indemnify, defend and hold harmless Bechtel Indemnified Parties and Owner Indemnified Parties against any claims for payment and mechanic’s liens as set forth in Section 15.2 hereof. This indemnification obligation includes the duty to zealously pursue, at Vendor’s sole cost, the placement of lien bond and/or the defeat and removal of any liens placed on the work or the Project, in whole or in part, by any party claiming not to have been paid by Vendor for services, labor, materials, or improvements provided at or related to the Project.

ARTICLE 12

HAZARDOUS SUBSTANCES

12.1 Hazardous Substances. To the fullest extent permitted by law, Vendor shall indemnify, defend and hold harmless the Bechtel Indemnified Parties and Owner Indemnified Parties, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, release, removal or remediation of Hazardous Substances furnished or brought to the Site by the Vendor Responsible Parties (other than any Hazardous Substances introduced by any Bechtel Responsible Party or pre-existing Hazardous Substances at the Site). Vendor shall be entitled to submit a request for Change Order in accordance with Article 14 to the extent it has been adversely impacted by Hazardous Substances at the Site for which it is not responsible under this Article 12.

ARTICLE 13

FORCE MAJEURE; CHANGE IN LEGAL REQUIREMENTS

13.1 Definition. “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances that (i) adversely affects, prevents or delays any Party

* Confidential Treatment Requested Execution Copy	Page 28

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(including such Party’s subcontractors) in the performance of its obligations in accordance with the terms of this Agreement, (ii) is beyond the reasonable control of the affected Party, and (iii) is the type of event customarily recognized as a Force Majeure event including earthquake, fire, flood, hurricane, storm, tornado, or other act of God, civil disturbance, war (declared or not), terrorism, hostilities, blockade, revolution, regional or national strike (whether domestic or international), insurrection or riot that prevents the affected party from securing requisite equipment, supplies, materials or labor or otherwise performing its obligations (other than the payment of money). Material, equipment, labor or supply price escalation and strikes at Vendor’s and its suppliers’ facilities shall not be considered a Force Majeure Event. Economic hardship including lack of money or credit resulting in the inability to make payments shall not be considered a Force Majeure event.

13.2 Effect of Force Majeure Event. If a Force Majeure Event shall occur, the affected Party shall not be considered in default in the performance of any of the obligations contained in the Contract Documents, except for obligations to pay money. If either Party is rendered wholly or partially unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected. If a Force Majeure Event occurs:

(a) the nonperforming Party shall provide to the other Party, within 24 hours of the occurrence of such Force Majeure Event or such reasonable time after becoming aware of such Force Majeure Event (not to exceed ten (10) Days), a notice describing in detail such Force Majeure Event, the expected duration of such event, and the estimated cost impact of such event;

(b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(c) when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that party shall give the other Party written notice to that effect.

Notwithstanding the occurrence of any Force Majeure Event, the affected Party shall use all reasonable efforts to perform its obligations affected thereby under this Agreement at the earliest possible time and the affected Party shall not be excused from those obligations not affected by the Force Majeure Event.

13.3 Changes in Legal Requirements. The Contract Price and/or the Work Schedule shall be adjusted in accordance with Article 14 to compensate Vendor for the effects of any material changes to the Legal Requirements that occur after the date of this Agreement affecting the performance of the Scope of Work.

Execution Copy	Page 29

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

ARTICLE 14

CHANGES TO THE CONTRACT PRICE AND COMPLETION DATES

14.1 Change Orders.

14.1.1 A Change Order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Bechtel and Vendor, equitably adjusting the Contract Price, Work Schedule or other affected terms and conditions of the Agreement, stating their agreement upon any or all of the following:

(a)	The scope of the change in the Scope of Work;

(b)	The amount of the adjustment to the Contract Price, if any;

(c)	The extent of the adjustment to the Work Schedule, if any; and

(d)	The equitable adjustment of other affected terms and conditions of this Agreement as a consequence of the Change Order.

14.1.2 All changes in the Scope of Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Bechtel and Vendor shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

14.1.3 Bechtel shall not unreasonably make any request for a Change Order that requires Vendor to prepare a proposal under this Section 14.1.1, if Bechtel does not in good faith at the time intend to proceed with the Change Order.

14.2 Contract Price Adjustments.

14.2.1 The increase or decrease in Contract Price resulting from a change in the Scope of Work shall be mutually accepted Reimbursable Costs or a lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Bechtel.

14.2.2 If Bechtel and Vendor disagree upon whether Vendor is entitled to be paid for any services required by Bechtel from a Change Event, or if there are any other disagreements over the Scope of Work or proposed changes to the Scope of Work from a Change Event, Bechtel and Vendor shall resolve the disagreement pursuant to Article 20 hereof. As part of the negotiation process, Vendor shall furnish Bechtel with a good faith estimate of the costs to perform the disputed services in accordance with Bechtel’s interpretations. If the Parties are unable to agree and Bechtel expects Vendor to perform the services in accordance with Bechtel’s interpretations, Vendor shall proceed to perform the disputed services unless Vendor refuses to proceed for safety reasons, and further conditioned upon Bechtel issuing a written order to Vendor (i) directing Vendor to proceed, and (ii) specifying Bechtel’s interpretation of the services that are to be performed. If this occurs, Vendor shall be entitled to submit in its

Execution Copy	Page 30

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Applications for Payment an amount equal [*], and Bechtel agrees to pay such amounts, with the express understanding that (x) such payment by Bechtel does not prejudice Bechtel’s right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by Vendor does not prejudice Vendor’s right to seek full payment of the disputed services if Bechtel’s order is deemed to be a change to the Scope of Work.

14.3 Emergencies. In any emergency affecting the safety of persons and/or property, Vendor shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Bechtel as soon as practicable, but in any event within 24 hours of Vendor becoming aware of such emergency. Any change in the Contract Price and/or the Schedule on account of emergency work shall be determined as provided in this Article 14.

14.4 Requests for Contract Adjustments and Relief. If Vendor believes it is entitled to relief against Bechtel as a result of a Change Event or Bechtel believes that it is entitled to relief against the Vendor for any event arising out of or related to the Scope of Work or Project, such Party shall provide written notice to the other Party of the basis for its claim for relief. Such notice shall, if possible, but subject to this Section 14.4, be made prior to incurring any cost or expense and in accordance with the notice requirements contained Section 21.8. In the absence of any specific notice requirement, written notice shall be given within fifteen (15) Days after the occurrence giving rise to the claim for relief or after the claiming Party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other Party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request. Any adjustments in the Contract Price under this Section 14.4 shall be made in accordance with Section 14.2 above. Notwithstanding anything to contrary, if Vendor fails to provide notice of a Change Event within twenty (20) Days of becoming aware that a Change Event has occurred and will have an impact on the performance of the work as described in Section 14.1 above, Vendor shall not be entitled to any adjustment to the Agreement; except to the extent Bechtel was granted such an adjustment by Owner or Owner, in its sole discretion, determines to provide such relief. Vendor shall not be entitled to an adjustment to the Agreement as a result of Change Event to the extent Vendor is not able to demonstrate that the Change Event affects the Scope of Work, Contract Price or Work Schedule. Further, Vendor agrees that to the extent it believes it is entitled to relief due to any Change Event the provisions of Section 11.1.5 shall apply.

14.5 Changes by Vendor. Vendor shall have authority to make minor changes to the Scope of Work without prior notice to Bechtel, provided that such change (i) does not result in additional compensation to Vendor, or to Bechtel under the E&C Contract, or in changes to the delivery dates set forth in Exhibit E or Bechtel’s schedule under the E&C Contract, (ii) are consistent with the intent of the Contract Documents and (iii) in compliance with all Legal Requirements. Vendor shall either promptly inform Bechtel, in writing, of any minor changes made or make available to Bechtel at the Site a set of documentation that will be kept current to show those minor changes.

*	Confidential Treatment Requested

Execution Copy	Page 31

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

ARTICLE 15

INDEMNITY

15.1 Patent and Copyright Infringement.

15.1.1 Vendor shall indemnify, defend and hold harmless Bechtel, its members, officers, directors, employees and agents (“Bechtel Indemnified Parties”) and Owner, its members, officers, directors, employees and agents, and the Lender(s) (“Owner Indemnified Parties) against any action or proceeding based on any claim, whether actual or alleged, that the Equipment supplied by Vendor, the Work Product or any part of either, or the operation or use of the Equipment supplied by Vendor, the Work Product or any part of either, constitutes infringement of any United States or foreign registered patent or copyright, now or hereafter issued. Bechtel shall give prompt written notice to Vendor of any such action or proceeding and will reasonably provide information and assistance in the defense of same. Vendor shall indemnify and hold harmless Bechtel Indemnified Parties and Owner Indemnified Parties from and against all damages and costs, including without limitation, reasonable attorneys’ fees (but as to attorney’s fees only after a claim has been formally made by a third party and Vendor has received written notice thereof) and expenses incurred by Bechtel Indemnified Parties and Owner Indemnified Parties and reasonable attorneys’ fees and expenses awarded against Bechtel Indemnified Parties and Owner Indemnified Parties in any such action or proceeding. Vendor agrees to keep Bechtel informed of all developments in the defense of such actions.

15.1.2 If Bechtel or Owner is enjoined from the operation or use of any Equipment supplied by Vendor, the Work Product or any part of either supplied by Vendor, as the result of any patent or copyright suit, claim, or proceeding, Vendor shall at its sole expense take reasonable steps to procure the right to operate or use such Equipment or the Work Product, as the case may be. If Vendor cannot so procure such right within a reasonable time, Vendor shall promptly, at Vendor’s option and at Vendor’s sole expense, (i) modify the Equipment or the Work Product so as to avoid infringement of any such patent or copyright or (ii) replace the Equipment or Work Product with suitable equipment or materials or Work Product that does not infringe or violate any such patent or copyright provided that such equipment or materials or Work Product meets all the criteria set forth in this Agreement.

15.1.3 The obligations set forth in this Section 15.1 shall constitute the sole agreement between the Parties relating to liability for infringement or violation of any patent or copyright.

15.2 Payment Claim Indemnification. To the extent Vendor has received payment for the Scope of Work, Vendor shall indemnify, defend and hold harmless Bechtel Indemnified Parties and Owner Indemnified Parties from any claims or mechanic’s liens brought against Bechtel Indemnified Parties or against the Project as a result of the failure of any Vendor Responsible Party to pay for any services, materials, labor, equipment, taxes of any Vendor Responsible Party or other items or obligations furnished or incurred for or in connection with the Scope of Work. Within five (5) business days of receiving written notice from Bechtel that such a claim or mechanic’s lien has been filed, Vendor shall commence to take the steps necessary to discharge such claim or lien, including, if necessary, the furnishing of a mechanic’s

Execution Copy	Page 32

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

lien bond (which in any event shall be furnished within fifteen (15) Days of receipt of notice). If Vendor fails to do so, Bechtel will have the right to discharge the claim or lien and hold Vendor liable for costs and expenses incurred, including attorneys’ fees.

15.3 Vendor’s General Indemnification. Vendor, to the fullest extent permitted by law, shall indemnify, defend and hold harmless each Bechtel Indemnified Party and Owner Indemnified Parties from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and third party property (other than damages otherwise covered by the “All Risk” Builder’s Risk property insurance described in Section 18.2.1) damage or destruction to the extent resulting from the intentional and/or negligent acts or omissions of the Vendor Responsible Parties.

15.4 Bechtel’s General Indemnification. Bechtel, to the fullest extent permitted by law, shall indemnify, defend and hold harmless the Vendor, and its members, officers, directors, employees and agents (“Vendor Indemnified Parties”) from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and third party property damage (other than damages otherwise covered by the “All Risk” Builder’s Risk property insurance described in Section 18.2.1) or destruction to the extent resulting from the intentional and/or negligent acts or omissions of Bechtel, its officers, directors, employees, agents, and Bechtel’s separate Project contractors or anyone for whose acts Bechtel may be liable (excluding Vendor or the Owner) (the “Bechtel Responsible Parties”).

15.5 Limited Waiver of Statutory Immunity

15.5.1 Notwithstanding any limitations on liability set forth in this Agreement, with respect to any and all indemnification claims asserted hereunder by a Bechtel Indemnified Party or a Vendor Indemnified Party, the indemnity obligation of the indemnifying party shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the indemnifying party under any workers compensation and industrial insurance acts, disability benefit acts, or other employee benefits acts.

15.5.2 Vendor and Bechtel hereby specifically and expressly waive any and all immunity to which they may be entitled under such employee benefits acts and any equivalent laws, to the full extent permitted by applicable law, and expressly agree to assume potential liability, expenses and damages (including attorneys’ fees and costs) for actions brought against them by the employees of the other; provided, however, that this waiver of immunity extends only to indemnification claims made under or pursuant to this Agreement, and does not include any claims made directly against either Vendor or Bechtel by their respective employees.

15.6 Conditions

15.6.1 Each Party’s obligations with respect to indemnity provisions contained in this Article 15 and elsewhere in this Agreement are subject to the following conditions. The indemnitee shall:

(a)	give the indemnitor prompt notice of any claim or proceeding which may give rise to a liability to which the indemnity would apply;

Execution Copy	Page 33

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(b) co-operate in the defense of any such claim or proceeding; and

(c) permit the indemnitor to assume sole control of the defense and settlement of such claim or proceeding; provided, however, (x) no indemnitee shall settle any indemnified claim over which indemnitor has not been afforded the opportunity to assume the defense without indemnitor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and (y) indemnitor shall control the settlement of all claims over which it has assumed the defense; provided further however, that indemnitor shall not conclude any settlement which requires any action or forbearance from action by an indemnitee or any of its affiliates, or any payment by an indemnitee or any of its affiliates, without the prior approval of the indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 16

STOP WORK; TERMINATION

16.1 Bechtel’s Right to Stop Work. Bechtel may, without cause and for its convenience, order Vendor in writing to stop and suspend performance of the Scope of Work. Such suspension shall not exceed one hundred and eighty (180) consecutive Days or aggregate more than two hundred and ten (210) Days during the duration of the Project, and Bechtel shall provide Vendor with reasonable prior notice to resume the Work. Vendor is entitled to seek an adjustment of the Contract Price, Work Schedule or other affected terms and conditions in accordance with Article 13 if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Bechtel pursuant to this Section 16.1.

16.2 Bechtel’s Right to Perform and Terminate for Cause.

16.2.1 If Vendor:

(a) fails to provide personnel required hereto for the performance of its Scope of Work;

(b) fails to supply the Equipment required by the Contract Documents;

(c) fails to comply with applicable Legal Requirements;

(d) fails to timely pay its subcontractors or suppliers any undisputed amounts due;

(e) fails to maintain the insurance required under Article 18;

(f) purports to make an assignment of this Agreement prohibited by Section 21.1 hereof;

(g) fails to maintain the Letter of Credit under Sections 7.4.6 or 11.1.6 or the Parent Company Guarantee under Section 21.3;

(h) materially breaches any of its covenants and agreements contained in this Agreement and not otherwise described in items (a) through (g) above; or

Execution Copy	Page 34

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(i) becomes a Bankrupt Party as set forth in Section 16.6.

then Bechtel, in addition to any other rights and remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 16.2.2 and 16.2.3 below.

16.2.2 Upon the occurrence of an event set forth in Section 16.2.1 above, Bechtel may provide written notice to Vendor that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, as to Section 16.2.1(a)–(d), (f) and (h), within thirty (30) Days of Vendor’s receipt of such notice; provided that, if such problem cannot by cured within thirty (30) Days but Vendor has commenced such cure and is proceeding therewith, then within sixty (60) Days (or such longer time as agreed by Bechtel acting reasonably if Vendor demonstrates that it has commenced such cure but that it will take a longer period to complete such cure), as to Section 16.2.1 (e), (g) the problem cited is cured within fifteen (15) Days and as to Section 16.2.1 (i) as provided in Section 16.6. If Vendor fails to cure, or reasonably commence to cure and diligently pursue such cure until the problem is cured, as applicable, then Bechtel may declare the Agreement terminated for default by providing written notice to Vendor of such declaration, without relieving Vendor of any liabilities hereunder.

16.2.3 In the event of termination under Section 16.2 hereof, Vendor shall provide to Bechtel the right, at its sole option, to assume and become liable for any reasonable written obligations and commitments that Vendor may have in good faith incurred in connection with performance of the Scope of Work. In the event of such termination, Vendor shall not be entitled to receive any further payments under the Contract Documents until the work shall be finally completed in accordance with the Contract Documents. If Bechtel’s cost and expense of completing the Scope of Work exceeds the unpaid balance of the Contract Price, then Vendor shall be obligated to pay the difference to Bechtel. Such costs and expense shall include the cost of completing the Scope of Work and the losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Bechtel in connection with the re-procurement and defense of claims arising from Vendor’s default, subject to the waiver of consequential damages and the limitation of liability set forth in Section 8.2 hereof.

16.2.4 Notwithstanding anything to the contrary in Section 16.2.3, Vendor shall include in every agreement with its subcontractors or suppliers providing Services or Equipment relating to the Project a provision that such parties agree that if Vendor is terminated for cause, said parties will enter into an assignment of their existing agreement(s). In addition, Vendor agrees to immediately take all steps directed by Bechtel to protect and transfer to Bechtel or Owner all Equipment and Work Product in its possession or to which it has rights, including all intellectual property subject to Article 5, from all Vendor Responsible Parties so as to permit Bechtel and Owner to construct, operate and maintain the Plant. Without limitation, Vendor shall ensure that all design information is kept up to date and that Bechtel and Owner have access to all Vendor Responsible Parties design documentation and processes to the extent required to construct, operate and maintain the Plant and to the same extent that Vendor has such access.

16.2.5 If Bechtel is found by a court of competent jurisdiction in accordance with Section 20.2 to have improperly terminated the Agreement for cause, such termination for cause shall be deemed a termination for convenience in accordance with the provisions of Section 16.3.

Execution Copy	Page 35

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

16.3 Bechtel’s Right to Terminate for Convenience.

16.3.1 Upon thirty (30) Days’ written notice to Vendor, Bechtel may, for its convenience elect to terminate this Agreement provided that either: (i) Owner has terminated the E&C Contract with Bechtel for convenience; (ii) Owner has requested Bechtel to terminate this Agreement for convenience; or (iii) Bechtel has terminated the E&C Contract for Owner’s default. In such event, Bechtel shall pay Vendor for the following (without duplication), insofar as such amounts have not been covered by the Advance Fee made to Vendor prior to termination:

(a) To the extent not already paid, all work completed in accordance with the Contract Documents;

(b) The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Vendor’s subcontractors and suppliers, including cancellation payments agreed between Vendor and such subcontractors and suppliers; and

(c) All retainage withheld by Bechtel on account of work that has been completed in accordance with the Contract Documents (or return of any letter of credit that may have been provided by Vendor in lieu of such retainage);

provided, however, that the total amount payable by Bechtel pursuant to this Section 16.3 shall not in any circumstance exceed the Contract Price; provided further that, after Notice to Proceed, in no case may the amount payable under this Section 16.3 plus any amount previously paid be less than five percent (5%) of the aggregate of all amounts listed in Exhibit B.

16.4 Vendor’s Right to Stop Work.

16.4.1 Vendor may, in addition to any other rights afforded under the Contract Documents or at law, stop work for Bechtel’s failure to pay amounts properly due under Vendor’s Application for Payment (including those amounts not paid pursuant to Section 11.1.5), excepting those amounts subject to a bona fide dispute hereunder. Except as otherwise provided in this Agreement, all payments properly due and unpaid shall bear interest at the rate set forth in Section 11.3.1.

16.4.2 If the event set forth in Section 16.4.1 above shall occur, Vendor has the right to stop work by providing written notice to Bechtel that Vendor will stop work unless such event is cured within twenty (20) Days from Bechtel’s receipt of Vendor’s notice. If Bechtel fails to cure such problem within such twenty (20) Days, then Vendor may stop work. In such case, Vendor shall be entitled to an adjustment to the Contract Price, Work Schedule and other affected terms and conditions in accordance with Article 14 to the extent it has been adversely impacted by such stoppage.

Execution Copy	Page 36

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

16.5 Vendor’s Right to Terminate for Cause.

16.5.1 Vendor, in addition to any other rights and remedies provided in the Contract Documents or by law, may indicate its intent to terminate the Agreement for cause upon ten (10) Days prior notice for the following reasons:

(a) The work has been stopped for more than one hundred and eighty (180) consecutive Days, or more than two hundred and ten (210) Days in the aggregate during the duration of the Project, because of court order, any Governmental Authorities having jurisdiction over the work, or orders by Bechtel under Section 16.1 hereof, provided that such stoppages are not due to the acts or omissions of any Vendor Responsible Party.

(b) Bechtel fails to meet its obligations under this Agreement (except its obligation to pay amounts properly due to Vendor) and such failure results in the Work being stopped for more than one hundred and twenty (120) consecutive Days during the duration of the Project even though Bechtel has not ordered Vendor in writing to stop and suspend performance of the work pursuant to Section 16.1 hereof.

(c) Bechtel’s failure to cure the problem set forth in Section 16.4.1 above within forty (40) Days after Vendor has stopped performance of the work pursuant to Section 16.4.2 above.

(d) Bechtel becomes a Bankrupt Party as set forth in Section 16.6.

16.5.2 Upon the occurrence of an event set forth in Section 16.5.1 above, Vendor may indicate an intent to terminate this Agreement for cause by providing written notice in conformance with Section 16.5.1 to Bechtel that it intends to terminate the Agreement unless the problem cited as to Section 16.5.1(a)-(c) is cured, prior to the expiration of the applicable period(s) set forth in Section 16.5.1(a)-(c) (or such longer time as agreed by Vendor acting reasonably if Bechtel demonstrates that it has commenced such cure but it will take a longer period to complete such cure) and as to Section 16.5.1(d) as provided in Section 16.6. If Bechtel fails to cure, or reasonably commence to cure and diligently pursue such cure until the problem is cured, as applicable, then Vendor may declare the Agreement terminated for cause by providing written notice to Bechtel of such declaration. In such case, Vendor shall be entitled to recover in the same manner as if Bechtel had terminated the Agreement for its convenience under Section 16.3.

16.6 Bankruptcy of Bechtel or Vendor.

16.6.1 If either Bechtel or Vendor institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

(a) The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which

Execution Copy	Page 37

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b) The Bankrupt Party shall file within thirty (30) Days of the institution of the bankruptcy filing, or as soon thereafter as is reasonably practicable, an appropriate motion with the bankruptcy court to obtain approval to either assume or reject the Agreement and shall diligently pursue such approval.

16.6.2 If the Bankrupt Party fails to comply with its foregoing obligations, or fails to continue performance of the Agreement, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated or pursue any other recourse available to the non-Bankrupt Party under this Article 16.

16.6.3 The rights and remedies under this Section 16.6 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code, the right to terminate this Agreement for cause pursuant to Section 16.2.1 or Section 16.5.1 above, or the right of Vendor or Bechtel to stop work under any applicable provision of this Agreement.

ARTICLE 17

REPRESENTATIVES OF THE PARTIES

17.1 Bechtel’s Representatives. Bechtel designates Mr. Paul Staszesky as its senior representative, which individual has the authority and responsibility for avoiding and resolving disputes under Article 20.

Bechtel designates Mr. Patrick Riley as Bechtel’s Representative (“Bechtel’s Representative”), which individual has the authority and responsibility set forth in Section 4.3.

17.2 Vendor’s Representatives. BSOI designates Israel Kroizer as its senior representative, which individual has the authority and responsibility for avoiding and resolving disputes under Article 20. BSOI designates Ilan Glanzman as BSOI’s Representative (“BSOI’s Representative”), which individual has the authority and responsibility set forth in Section 3.1.2. BSCM designates Carlos Aguilar as its senior representative, which individual has the authority and responsibility for avoiding and resolving disputes under Article 20. BSCM designates Carlos Aguilar as BSCM’s Representative (“BSCM’s Representative”), which individual has the authority and responsibility set forth in Section 3.1.2. (BSOI’s Representative and BSCM’s Representative are jointly referred to herein as the “Vendor’s Representative.”)

17.3 Changes. Either Party may change its representative from time to time upon notice to the other Party.

Execution Copy	Page 38

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

ARTICLE 18

INSURANCE; RISK OF LOSS

18.1 Insurance. Vendor shall procure and maintain in force through the end of the warranty period set forth in Section 9.5.1 from insurance companies of established reputation authorized to do business in the State of California, and with the minimum AM Best rating of A-VII, the following insurance coverages with the policy limits indicated for claims which may arise from or out of the performance of the Scope of Work and the other Vendor obligations under the Contract Documents:

(a) Workers’ Compensation as required by Applicable Law for Vendor’s Personnel.

(b) If there is an exposure of injury to Vendor’s Personnel under the U.S. Longshoremen’s and Harbor Workers’ Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

(c) Employer’s Liability for Vendor’s Personnel of not less than:

(i) $1,000,000 Each accident

(d) Commercial General Liability with limits of liability for bodily injury, property damage and personal injury of not less than:

(i) $ 1,000,000 Combined single limit for Bodily Injury and Property Damage each occurrence

(ii) $ 1,000,000 Personal Injury Limit each occurrence

(iii) $2,000,000 Products-Completed Operations Aggregate Limit; and

(iv) $2,000,000 General Annual Aggregate Limit (other than Products-Completed Operations)

(e) Automobile Liability (owned, hired and non-owned) with combined single limits of liability for bodily injury or property damage of not less than $ 1,000,000 any one occurrence.

(i) Vendor’s Automobile Liability Insurance shall include coverage for Automobile Contractual Liability.

(f) Vendor’s Tools and Equipment Insurance covering loss or damage to equipment, tools, or any other property of Vendor and its subcontractors and suppliers used in its operations. To ensure that neither Bechtel nor Owner bears any risk for such loss or damage, Vendor waives any and all rights of recovery against Bechtel Indemnified Parties and Owner Indemnified Parties for loss or damage to such equipment, tools or any other property and Vendor waives the right of recovery on behalf of its subcontractors and suppliers.

Execution Copy	Page 39

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(g)	Umbrella Liability	$10,000,000

Umbrella Liability coverage is in excess of the commercial general liability, automobile liability and employers’ liability coverages described above.

18.1.2 Prior to commencing any Services hereunder, Vendor shall provide Bechtel with certificates evidencing that (i) all insurance policies required by the Contract Documents are in full force and in effect and will remain in effect through end of the warranty period set forth in Section 9.5.1 unless otherwise specified in the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or materially changed unless at least thirty (30) Days prior written notice is given to Bechtel.

Vendor shall add Bechtel and Owner as additional insured and shall provide a waiver of subrogation on all policies except for Worker’s Compensation insurance. Vendor’s insurance shall not act as a limitation on Vendor’s liability to Bechtel Indemnified Parties or Owner Indemnified Parties under this Agreement. Vendor’s insurance shall be primary as respects each Additional Insured and shall include a separation of insureds clause. Such insurance shall be on an occurrence policy form.

18.2 Bechtel’s Insurance.

18.2.1 Unless otherwise provided in the Contract Documents, Bechtel shall procure and maintain from insurance companies of established reputation authorized to do business in the State of California, “All Risk” Builder’s Risk property insurance upon the entire Project to the full replacement cost value of the Project and other expenses incurred to replace or repair the insured property. The property insurance obtained by Bechtel shall include as additional insureds the interests of Bechtel, Vendor and its subcontractors (but only if such subcontractors scope of work requires their presence at the Site), with waiver of subrogation, and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, debris removal and other perils or causes of loss, with sub-limits and aggregated sub-limits for the respective perils in accordance with standard industry practice and insurance market availability as approved by Owner. The property insurance shall include physical loss or damage to the Project, including materials and equipment in transit, at the Site or at another location as may be indicated in Vendor’s Application for Payment and approved by Bechtel.

18.2.2 Bechtel will provide or cause to be provided, at its cost, marine cargo insurance (including a 50/50 clause) insuring products against loss or damage arising from customary “all risk” marine perils (including but not limited to war and strikes perils) while the products are in the due course of transit, including temporary storage during due course of transit until arrival at the final destination. Vendor shall be included as an insured on such policy, which shall include a waiver of subrogation in favor of each insured. The deductible under such insurance shall be for Vendor’s account and shall not exceed US $25,000 per occurrence. To the extent Vendor engages shippers to ship Equipment to the Site, in order to be included as an insured on Bechtel’s policy, Vendor shall:

(a)	abide by all requirements, instructions and conditions of Bechtel’s marine cargo insurers and risk management department including the following:

Execution Copy	Page 40

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

1)	Vendor shall not be permitted to utilize Bulk Vessels, as defined in the Lloyds Registry, for transportation of equipment.

2)	All products must be stowed under deck unless written permission is received from Bechtel stating otherwise, provided however, that the ship’s master may order otherwise for safety reason of the vessel and the cargo. No product is permitted to be re-spotted or moved after the initial securing on the vessel utilized without the written permission of Bechtel.

3)	Vendor shall only utilize vessels which meet Bechtel’s requirements for insurability, one of which is that Vendor may only utilize vessels which are less than twenty (20) years old and classed A-1 America Bureau or equivalent to execute shipment of any Product. Bechtel may require Vendor to comply with any other reasonable requirements notified to Vendor not later than sixty (60) Days prior to the date of first shipment.

4)	In the event that Vendor wants to utilize a vessel which is twenty (20) years old, or older, Vendor shall, provided that the vessel is deemed insurable by Bechtel’s insurer, be required to pay Bechtel for any required additional insurance premiums and obtain a written waiver from Bechtel authorizing use of subject vessel or, if subject vessel is deemed uninsurable by Bechtel’s insurer, Vendor shall obtain, at Vendor’s expense, a different vessel which fully meets all requirements of insurability.

5)	Lashing and securing of Product will be performed by Vendor or Vendor’s authorized representative at the carrier’s berth. Vendor must request permission from Bechtel, in writing, and Vendor must receive permission from Bechtel, in writing, prior to deviating from the requirement, except as otherwise ordered by the ship’s master related to the safety of the vessel or cargo. Vendor will notify shipping agent of the presence of Bechtel’s marine insurance surveyor in order to facilitate access to the vessel at the time of loading and securing of the freight, with the understanding that access to a vessel requires consent of the vessel’s master.

6)	Vessels furnished by Vendor, or Vendor’s authorized representative, must provide any and all special equipment (such as spreaders and tackle) to handle on-load and off-load of Product at port(s) of export, trans-shipment port(s) of import and at the Jobsite construction wharf.

7)	Where requested by Bechtel or the marine cargo insurers or their authorized representatives, Vendor will provide at least thirty (30) Days notice of shipping from Vendor’s facility (or other point of origin) of any Product including all requested details and arrangements as per the Commercial Requirements and the associated provisions of this Agreement for Packing, Marking and Delivery. Vendor shall also provide all reasonable assistance to Bechtel or the insurers or their authorized representatives in any survey of loading and discharge and shall comply with any reasonable requirements or recommendations or conditions made by Bechtel or the insurers or their authorized representatives. If the requirements, recommendations or conditions result in a change to this Agreement, Bechtel will be responsible for any reasonable costs incurred is complying with the requirements, recommendations or conditions.

Execution Copy	Page 41

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

8)	When Vendor is to utilize a barge for transportation of Product, the following requirements must be adhered to by Vendor.

(a)	Barge must have a Gas Free Certificate / Hot Works Permit.

(b)	Product must be surveyed both at origin and destination points for any damage prior to or after the barging operation.

(c)	Barge must be at loading facility 24 hours prior to the commencement of loading operations and available for survey.

(d)	Tugs and other units providing power to the barge must be surveyed prior to departure when barging operations will include an ocean transit.

(e)	Tugs must adhere to Bechtel’s Trip in Tow Requirement letter when barging operations are included in an ocean transit.

18.2.3 Bechtel shall provide Vendor with certificates evidencing that (i) all Bechtel’s insurance policies required by this Section 18.2 are in full force and in effect and will remain in effect until Vendor has completed its Scope of Work and has received final payment from Bechtel, and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) Days prior written notice is given to Vendor.

18.2.3 Bechtel and Vendor waive against each other and against Bechtel’s separate contractors, subcontractors, agents and employees of each and all of them all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance.

18.3 Risk of Loss. All other provisions of this Agreement notwithstanding, Vendor shall bear risk of loss for any portion of the Scope of Work prior to Delivery of such portion of the Scope of Work to Bechtel, and Bechtel shall bear the risk of loss from and after Delivery. Notwithstanding the above, Vendor shall be liable for loss or damage to Equipment furnished by Vendor that results from improper packing or Delivery by Vendor, provided that such loss or damage is discovered prior to completion of the Project; and, provided further that to the extent such physical loss or damage to the Equipment after Delivery to Bechtel and during transit to the Site is covered by applicable transit insurance policy, Vendor shall only be liable for the deductibles under the such transit insurance policy. As to any physical loss or damage to the Plant caused by Equipment after Delivery to Bechtel, Vendor shall only be liable for the deductibles under the “All Risk” Builder’s Risk property insurance. After the achievement of Bechtel’s Substantial Completion under the E&C Contract, Vendor shall only be liable for loss or damage to the Plant not to exceed two-hundred and fifty thousand dollars ($250,000) per occurrence and five million dollars ($5,000,000) in the aggregate in the case of physical loss or damage to the Plant to the extent caused by any Vendor Responsible Party.

ARTICLE 19

REPRESENTATIONS AND WARRANTIES

19.1 Vendor and Bechtel Representations and Warranties. Each of Vendor and Bechtel represents as to itself that:

Execution Copy	Page 42

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights or by general equitable principles;

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (i) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (ii) any law applicable to such Party and, other than the permits listed in Exhibit A, such execution, delivery and performance of this Agreement does not require any Governmental Authority approval; and

(d) there is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

ARTICLE 20

DISPUTE RESOLUTION

20.1 Dispute Avoidance and Mediation. The Parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Vendor and Bechtel each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Scope of Work as follows:

(a) Vendor and Bechtel will first attempt to resolve disputes or disagreements at the field level through discussions between Vendor’s Representative and Bechtel’s Representative.

(b) If a dispute or disagreement cannot be resolved through Vendor’s Representative and Bechtel’s Representative, Vendor’s senior representative and Bechtel’s senior representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the senior representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement.

(c) If a dispute or disagreement cannot be resolved by the Parties senior representatives, the Parties shall then endeavor to resolve such dispute or disagreement by mediation which, unless a Party objects to mediation by giving notice to the other

Execution Copy	Page 43

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

Party(ies) either prior to commencement of the mediation or at a time thereafter, shall be a condition precedent to arbitration, as set forth below. Unless the Parties mutually agree otherwise, mediation shall be in accordance with the then-current Construction Industry Mediation Procedures of the American Arbitration Association. The place of mediation shall be in San Francisco or other mutually agreed upon location in California. If the Parties are unable to agree on appointment of a mediator, they may agree to request referral of potential mediators or appointment of a mediator by the American Arbitration Association

20.2 Arbitration. Any claims, disputes or controversies between the Parties arising out of or relating to the Agreement, or the breach thereof (“Dispute”), which have not been resolved in accordance with the procedures set forth in Section 20.1 above, shall be referred to final and binding arbitration, without any further constraint to initiating such proceeding, to be conducted in accordance with the following procedure:

(a) The Party demanding arbitration must notify the other Party of its demand to arbitrate in writing, which writing shall include a clear statement of the matter(s) in dispute. Absent agreement of the Parties, or compelling circumstances as determined by the arbitrator(s), all arbitrated claims, if any, that have not previously been resolved will be consolidated in one arbitration proceeding upon completion of the work.

(b) If the amount in controversy is less than (US) five million dollars ($5,000,000.00), a single arbitrator shall preside over the proceedings, in lieu of a three (3) party panel. If a single arbitrator is not selected by mutual agreement of the Parties within fourteen (14) Days after notice of the demand for arbitration, the single arbitrator shall be appointed by the San Francisco, California office of the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules (“Rules”).

(c) If the amount in controversy is (US) five million dollars ($5,000,000.00) or more, the Party demanding arbitration shall name in its written demand one arbitrator appointed by such Party. Within twenty one (21) Days after receipt of such request, the other Party shall appoint one arbitrator, or in default thereof, such arbitrator shall be named as soon as practicable by the San Francisco, California office of the AAA pursuant to its Rules. The two arbitrators so appointed shall name a third arbitrator within fourteen (14) Days, or failing such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the San Francisco, California office of the AAA pursuant to its Rules. For clarity and the avoidance of doubt, BSOI and BSCM shall only be entitled to appoint a single arbitrator in any proceeding where three arbitrators are required under this Agreement.

(d) The third arbitrator shall be a prominent attorney with extensive experience in construction law and arbitration practice, and shall serve as Chairperson of the panel.

(e) All arbitrators including any Party-appointed arbitrators shall be neutral, that is, independent and impartial, and free from business relationships with the Parties that would affect his or her ability to be impartial and from any financial interest in the outcome of the arbitration. The Party-appointed arbitrators shall each file an unqualified, sworn statement with the AAA stating that he or she is independent of the appointing Party, failing which the arbitrator shall not

Execution Copy	Page 44

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

be permitted to serve. There shall be no ex parte contacts between the Parties and the arbitrators after the panel of three arbitrators has been appointed. All arbitrators, upon appointment, shall agree to abide by the AAA’s Code of Ethics for Arbitrators in Commercial Disputes.

(f) The arbitration hearing shall be held in San Francisco, California unless the Parties otherwise agree. Except as otherwise provided herein, the proceedings shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.

(g) Any decision of the arbitrator or arbitrators, as applicable, including a decision regarding an allocation of costs consistent with this Section 20.2, shall be joined in by at least two (2) of the arbitrators (if applicable) and shall be set forth in a written, reasoned award which shall state the basis of the award and shall include both findings of fact and conclusions of law. Any award rendered pursuant to the foregoing, shall be final and binding on the Parties, there shall be no appeal or other recourse, and judgment thereon may be entered or enforcement thereof sought by either Party in a court of competent jurisdiction.

(h) The arbitrator or arbitrators, as applicable, shall have no authority to award consequential or indirect damages (except as provided in the Agreement).

(i) Each Party shall bear the costs of its own attorneys’ and experts’ fees, and the costs of attending and participating in the arbitration. The cost and fees of the arbitration panel, site of the arbitration and costs of conducting the proceedings shall be shared equally by the Parties.

(j) The Parties agree that each of them may be represented by counsel of their choice, subject to any applicable conflict of interest rules, laws or regulations, and the Parties hereby waive and disclaim any objection to participation of such counsel in the arbitral proceedings or to the enforceability of any arbitral award to the extent such objection is based on the jurisdiction(s) to which such counsel are admitted to practice law.

(k) If requested by Bechtel, Vendor agrees to joinder in any arbitration instituted by Bechtel against Owner or Owner against Bechtel where the subject matter of that dispute involves common questions of fact or law or where Bechtel determines that such joinder is necessary for a uniform determination of the issue. If Bechtel requests such joinder, any pending arbitration between Bechtel and Vendor regarding the joined issue shall be stayed and the matter finally resolved in joined arbitration.

20.3 Duty to Continue Performance. Unless provided to the contrary in the Contract Documents, Vendor shall continue to perform the Scope of Work and Bechtel shall continue to satisfy its payment obligations to Vendor, pending the final resolution of any dispute or disagreement between Vendor and Bechtel.

Execution Copy	Page 45

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

ARTICLE 21

MISCELLANEOUS

21.1 Assignment. Neither Vendor nor Bechtel shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents. Notwithstanding the foregoing, without the written consent of Vendor, Bechtel may assign all of its rights and obligations under the Contract Documents to Owner or Owner’s Lenders or Lenders’ Agent as collateral security in connection with Owner obtaining or arranging any financing for the Project; provided, however, Bechtel shall deliver, at least ten (10) Days prior to any such assignment, to Vendor (i) written notice of such assignment and (ii) a copy of the instrument of assignment. Vendor shall negotiate in good faith, if requested, with respect to a consent to assignment for the benefit of the Lenders and/or the Lenders’ Agent, with respect to any such assignments.

21.2 Successors and Third Party Beneficiaries. Vendor and Bechtel intend that the provisions of the Contract Documents shall be binding upon the Parties, their employees, agents, heirs, successors and assigns.

21.3 Parent Company Guarantee. As a condition to Bechtel’s obligation to issue the Notice to Proceed, but without excusing Vendor from its obligations under this Agreement, Vendor shall procure for the benefit of Bechtel a guaranty from BrightSource Energy, Inc., in the form set forth in Exhibit J, guaranteeing Vendor’s performance of all its obligations under this Agreement.

21.4 Governing Law. The Agreement and all Contract Documents shall be governed by the laws of the State of California, exclusive of conflicts of laws provisions.

21.5 Severability. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

21.6 No Waiver. The failure of either Vendor or Bechtel to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

21.7 Headings. The headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.

21.8 Notice. Whenever the Contract Documents require that notice be provided to a Party, notice shall be delivered to such Party at the address listed below and will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice, (ii) four (4) Days after being sent by registered or certified mail, air mail postage prepaid to the address indicated in the Agreement or (iii) if transmitted by facsimile, by the time stated in

Execution Copy	Page 46

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Vendor, to:

BrightSource Operations (Israel) Ltd.

Kiryat Mada #11, Amot Bldg. #6 Har

Hotzvim, Jerusalem, Israel Attention:

Project Manager (972) 77-202-5025

(972) 2-571-1059 (Fax) With a copy

to: Legal Counsel

BrightSource Construction Management, Inc.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

Attention: Ivanpah Site Manager

(510) 250-8165

(510) 380 6950 (Fax)

With a copy to: Legal Counsel

With a copy to:

BrightSource Energy, Inc. 1999

Harrison Street, Suite 2150

Oakland, CA 94612 Attention:

General Counsel (510) 250-8154

(510) 380 6950 (Fax)

If to Bechtel:

Bechtel Power Corporation 5275

Westview Drive Frederick, MD

21703 Attention: President,

Renewables (301) 228-7001 (301)

698-4776 (Fax)

With a copy to:

Bechtel Power Corporation

5275 Westview Drive

Frederick, MD 21703

Attention: Principal Counsel

(301) 228-6894

Execution Copy	Page 47

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

(301) 696-8526 (Fax)

21.9 No Privity with Vendor’s Subcontractors or Suppliers. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Bechtel and Vendor’s subcontractors or suppliers.

21.10 Amendments. The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

21.11 Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties as of the date first above stated with respect to the subject matter hereof.

21.12 Gifts and Antibribery. No director, employee or agent of Vendor shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with Services or work provided by Vendor under this Agreement, or enter into any business arrangement with any director, employee or agent of Bechtel, or any affiliate thereof, without the Bechtel’s prior written consent. Neither Vendor nor its directors, employees, agents, subsidiaries and affiliated entities or their directors, employees or agents shall make any payment or give anything of value to any official of any government or public international organization (including any officer or employee of any government department, agency or instrumentality) to influence his or its decision or to gain any other advantage for Bechtel, Owner or Vendor in connection with the Scope of Work provided by Vendor under this Agreement.

21.13 Records. Vendor shall maintain complete and accurate records in connection with the Equipment procured, and Services provided by Vendor under this Agreement and shall retain all such records for at least thirty-six (36) months after Final Completion occurs.

21.14 Miscellaneous.

21.14.1 If Vendor receives the Notice to Proceed later than March 31, 2011, Vendor shall be entitled to re-price and re-schedule all portions of the Scope of Work under this Agreement and shall be entitled to an equitable adjustment to the Contract Price, Work Schedule and other affected terms and conditions for any and all impacts in accordance with Article 14 hereof.

21.14.2 If Owner, Owner’s Lenders, or Lenders’ Agent insist that this Agreement be amended in a material manner following the execution hereof, Vendor shall be entitled to an equitable adjustment to the Contract Price, Work Schedule and other affected terms and conditions for any and all impacts resulting from such amendment of this Agreement in accordance with Article 14 hereof.

21.15 Survival. The provisions of this Agreement providing for ongoing obligations (including, for the avoidance of doubt, Articles 5 and 6) and any other provisions of this Agreement providing for indemnification or limitations of or protection against liability of either Party shall survive the termination of this Agreement whether by completion of the Scope of Work or otherwise.

Execution Copy	Page 48

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

IN WITNESS WHEREOF, the parties hereto have executed this contract document as of the date and year first above written.

BUYER		VENDOR

Bechtel Power Corporation		BrightSource Operations (Israel) Ltd.

By	/s/ James Ivany	By	/s/ Ilan Glanzman

Its	Principal Vice President	Its	BSOI-GM (General Manager) 28.9.10

/s/ E. Abramovitch

BrightSource Construction Management, Inc.

		By	/s/ Jack Jenkins-Stark
Jack Jenkins-Stark

		Its	Chief Financial Officer

Execution Copy	Page 49

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT A – Scope of Work

(Attached)

Exhibit A	Page 1

Exhibit A – Scope of Work

1.0 General

Vendor shall supply the Equipment required for Unit 3 and listed in Reference A-2, A-3, and A-4 of this Scope of Work document and implement a Quality Plan in accordance with Reference A-1 of this Scope of Work document.

The Scope of Work shall include:

•	Planning and performance of expediting and supplier quality activities for Equipment

•	Providing monthly progress reports and weekly updates

•	Provide drawings or handling instructions necessary to perform receipt and Equipment control

1.1 Procurement Documentation

Vendor’s Procurement Manager shall develop a Procurement Execution Plan for planning and management of vendor activities to support delivery of Equipment to FCA sellers works in accordance with Exhibit E. Vendor will submit the Procurement Execution Plan to Bechtel for review and comment, upon execution of the Agreement. The Procurement Execution Plan shall address the following areas:

•	Overview/Work Plan

•	Organization including key project members and alternate contacts for each member. The Organizational chart or separate contact list should show telephone numbers, FAX numbers, and e-mail addresses.

•	Project Procurement and Contracting Guidelines and Procedures

•	Reporting Format and Frequency

•	Functional Oversight

•	Division of Responsibility

•	Deliverable matrix

•	Project Closeout Methodology

•	Sourcing strategies for equipment and material purchases including points of origin

•	Establishment of bidder lists

•	Conduct of pre-bid meetings, when required

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 1 Rev.0

•	On-Site Storage and Storage Maintenance Requirements if required

•	On-Site Vendor activities, if applicable

•	Warranty program

1.2 Purchasing

Vendor Purchasing personnel shall be assigned according to the requisition volume and schedule. Responsibilities shall include:

•	Preparing bidder lists

•	Prequalifying bidders, including financial status, scope capability, capacity, and other factors affecting performance

•	Preparing and issuing bid packages and holding pre-bid meetings as required in accordance with project procedures

•	Preparing commercial evaluations, coordinating technical evaluations, and providing recommendations

•	Conducting pre-award negotiations, making award recommendations, and awarding subcontracts and/or PO’s

•	Preparing conformed PO and subcontract documents

•	Periodically reporting PO/subcontract status

1.3 Expediting

Expediting personnel shall be assigned according to requisition volume, complexity, and specific situations that may arise. Responsibilities shall include:

•	Monitoring and expediting subcontractors’ and suppliers’ submittals

•	Monitoring and expediting subcontractors and suppliers, as necessary, to ensure delivery of Equipment in accordance with project requirements

•	Periodically reporting the manufacturing and delivery status of Equipment

1.4 Supplier and Subcontractor Quality

The Quality Plan (QP) identifies Equipment subject to shop surveillance under the direction of the Vendor’s designated project supplier quality supervisor (PSQS).

Vendor’s PSQS shall prepare a Quality Plan (QP) (see Reference A-1 of this Scope of Work document) designating the equipment and the specific inspections that the Vendor intends to make in supplier and subcontractor shops for this Plant. The QP shall also specify the frequency and sequence of visits for surveillance and testing of subcontractor equipment and work. To the extent that maintenance activities are required for the Equipment provided, Vendor will submit Site Storage and Storage

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 2 Rev.0

Maintenance instructions describing the maintenance or handling required relative to their individual FCA shipment dates to ensure that Bechtel has required information to store and maintain Vendor’s Equipment upon Delivery.

As prescribed in the QP, the PSQS shall direct the activities performed by supplier quality representatives (SQRs), including:

•	Visiting supplier/subcontractor shops to confirm that work is in accordance with the most current requirements of the PO/subcontract and the technical specifications

•

Verifying witness and hold points (Bechtel shall be notified two weeks in advance of witness and hold points and may participate in verification of these points, if desired. However, Bechtel’s participation shall not impede the progress of the work.)

•	Reviewing and inspecting subcontractor personnel qualifications, workmanship, material, and procedures

•	Examining purchased/subcontracted items during fabrication to determine compliance with quality requirements and applicable codes and industry standards

•

Verifying critical dimensional measurements and reviewing documentation on an audit basis in accordance with specifications, applicable codes, industry standards and as agreed between Vendor and its suppliers

•	Verifying that supplier/subcontractor documents have been prepared in accordance with the contractual requirements

•

Releasing for shipment Equipment that has been verified as being satisfactory and checking that shipping and packing requirements have been met (verification and checks to be conducted on a sampling basis)

•	Preparing necessary Quality Reports to document surveillance visits when a formal audit is performed or if requested by Bechtel in advance (QRs)

The PSQS shall also be responsible for:

•	Reviewing PO’s, subcontracts, and specifications to identify quality requirements

•	Providing notice of Equipment factory tests, when requested

•	Providing copies of QRs to Bechtel for information when requested, subject to non-disclosure and confidentiality obligations

•	Maintaining a project surveillance assignment summary in an electronic database that records the formal inspection audit visits, dates, and basic problems by classification

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 3 Rev.0

Bechtel shall provide Vendor real-time data of failures or quality events related to the Equipment.

Bechtel will appoint a quality representative for ongoing communication between Bechtel’s Quality department and Vendor’s QA/QC department.

2.0 Tracking and Reporting

Bechtel and Vendor will track and report supply chain status on all elements of the Solar Field supply utilizing systems compatible with Bechtel’s proprietary procurement system software (BPS). Vendor’s Integration Task ID shall be included in the BPS.

2.1 Vendor’s Shipping Bill of Materials

Vendor or its suppliers shall complete and submit electronic data transfer file (referred to as “Shipping Bill of Material (SBOM)”) in Excel spreadsheet format. The minimum information required by the SBOM is included in Attachment 1 to this Exhibit E (Form of SBOM). Any communications between Bechtel and Vendor’s suppliers shall be subject to the limitations set forth in Section 3.0 of Exhibit K of the Agreement.

The SBOM identifying each ship loose item shall be submitted by email to the Bechtel’s expediter at least one (1) week prior to each delivery.

Timely and accurate submittal of the SBOM is an essential requirement to support:

(i) receipt of equipment and release of equipment for installation;

(ii) payment of invoices; and

(iii) avoidance of delay liquidated damages

Bechtel Tag number or Vendor Part ID listed on SBOM must match what is on the packing list, and must match what is marked on the Equipment as delivered to Bechtel. If Vendor fails to provide correct SBOM(S) and/or marks Equipment incorrectly, Vendor shall correctly identify and/or mark such Equipment at the Delivery point at its own expense.

2.2 Weekly Updates

Bechtel and Vendor will conduct weekly conference calls to provide the status of all Equipment being delivered by Vendor and Vendor’s sub-suppliers and all Equipment already received by Bechtel.

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 4 Rev.0

3.0 Bechtel Support

3.1 General

Bechtel will provide the following:

•	Access to the Site

•	Training on Site Environmental, Safety and Health Plan

•	Monthly forecast of Site need dates

•	Monthly report on Equipment received

•	Monthly summaries of delivery costs with all relevant justifications.

3.2 Traffic and Logistics

Bechtel’s T&L personnel shall manage aspects of logistics and applicable transportation/equipment handling subcontracts.

Responsibilities shall include:

•	Delivery of Vendor Equipment from FCA sellers works to the Site and return of containers or other shipping devices to the corresponding supplier, where applicable.

•	Developing, conducting, and implementing route surveys to the Site for cargo, especially heavy lift and over-dimensional components

•	Negotiating freight rates for specific over-dimensional loads, when required

•	Evaluating T&L associated costs and plans from subcontractors’ facilities to the Site and report to Vendor

•	Tracking shipments and providing delivery updates

•	Coordinating with the construction team for on Site deliveries and off loading.

•	Performing surveillance and inspection associated with freight, transportation and logistic duties

•	Performing traffic and logistic studies and sourcing alternate optimized delivery mechanisms, including coordination with appropriate government and export/import agencies.

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 5 Rev.0

3.3 Expediting, Quality, and other Services

Bechtel will work with Vendor and provide the following value-added services for the supply scope if requested. This work will be performed under direction of Vendor, [*]

•

Purchasing assistance to Vendor in Vendor’s sourcing of heliostat components and equipment from its sub-tier suppliers, bid/evaluate/award support, including commercial negotiations, bid tabulation and award recommendations and PO formation. Direct purchasing activities remains a Vendor responsibility and is not included in the Bechtel scope of services.

•	Tracking and reporting of supply chain status on all elements of the Solar Field Supply utilizing Bechtel’s proprietary procurement system software (BPS).

•

Providing global expediting and inspection services at Vendor sub-tier supplier facilities where needed to ensure on-time delivery, proper priorities in the manufacturing queues, and quality control inspection services to meet Vendor specific criteria.

•	Prepare together with Vendor QA/QC and expediting plans.

•	Performing traffic and logistic studies and sourcing alternate optimized delivery mechanisms, including coordination with appropriate government and export/import agencies.

•	Providing warranty administration and enforcement of sub-tier supplier warranty obligations.

•	Providing Six Sigma analysis and optimization of processes associated with Vendor’s supply chain.

All the services above shall be performed in coordination with Vendor. Vendor may decide not to follow Bechtel’s recommendations, except to the extent otherwise required by the Owners under the E&CC’s.

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply	Exhibit A . 6 Rev.0

Reference A-1 QUALITY

PLAN GUIDELINES

Vendor shall prepare an Inspection and Test Plan (I&TP) designating the Equipment and the specific inspections that the Vendor intends to make at manufacturing locations.

Hold points shall be specifically identified for the inspections required. Where no hold point is specified, subcontractors/manufacturers may proceed with testing or other activities with or without the presence of inspectors as best suits their work/manufacturing schedule. In the event that the hold point schedules change, the appropriate parties shall be notified of these changes at the time they are made.

Controls and component tests may be separate, especially in the case of large components.

Notification of inspections for Bechtel to observe, accompanied by a Vendor representative, at Bechtel’s option shall be provided for the following:

•	Pylons

•	Torque tubes

•	Interface units

[*]

•	Mirrors

[*]

•	Cabling

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 7 Rev.0

Reference A-2

EQUIPMENT DELIVERABLES

A.2.1 General

•	As part of Scope of Work, Vendor will provide Heliostat components as described in A.2.2. below

•	Provide specialty tools as required

•	Delivery of Equipment FCA Seller’s Works (Export Packed in accordance with Sellers Export Packing Specification(s)) INCOTERMS 2000

•	Technical advisors for testing, calibration, tuning, and verification of all components or controls

A.2.2 BSOI Solar Field LH-2 Heliostat Components Scope of Work

BSOI will supply approximately [*] heliostats each for Unit 3, each consisting of the following components:

•	2 mirrors per heliostat - [*]

[*]

•	1 torque tube per Heliostat [*]

[*]

•	1 General Assembly Hardware (rivets, bolts, etc.)

[*]

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 8 Rev.0

[*]

[*]

•	All joining and mounting hardware ([*]).

•	Heliostat support pylon – [*]

•	[*] tag with adhesive applied

A.2.3 BSCM Solar Field LH-2 Heliostat Components Scope of Work

BSCM will supply the following components to support assembly of approximately [*] heliostats each for Unit 3:

[*]

A.2.4 Other Solar Field Related Equipment & Materials Scope of Work

As part of Solar Field related Equipment and Materials deliverables, BSOI will provide the following:

[*]

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 9 Rev.0

[*]

A.2.5 Vendor Solar Field Spare Parts

As part of Solar Field Spare Parts deliverables during construction period the Vendor will provide the Spare Parts as per attached list in Reference A-3.

As part of Solar Field Spare Parts deliverables during the first [*] of operation, the Vendor will provide the Spare Parts as per attached list in Reference A-4. Vendor shall supply such spare parts to Bechtel in accordance with the delivery schedule in Exhibit E of the Agreement.

A.2.6 Vendor Documentation

The Vendor will provide all equipment and materials specifications and installation documentation as required for the construction, start-up, testing, performance testing, operation and maintenance of the Solar Field Equipment described above as per relevant component, including the following:

•	All LH-2 Heliostat components

•	LH-2 Installation and Assembly Work Instructions

   [*]

•	O&M Manuals - Vendor will provide three (3) hard copies O&M manuals. The following shall be included in the manuals:

•	Description of the equipment

•	P&IDs (where applicable)

•	Control philosophy and block diagram (where applicable)

•	Installation and commissioning instructions

•	Operating instructions

•	Maintenance instructions

•	Performance data

•	Drawings, data sheets, and diagrams required for installation and O&M

•	Special tools list

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 10 Rev.0

•	Lube oil and operating fluids schedule

•	Manufacturers’ recommended spare parts lists (for [*] of operation)

•	Pertinent safety precautions where applicable

The latest version of Vendor documents will be issued to the EPC, including revisions to Vendor documents due to modifications through the end of the Warranty Period.

A.2.7 Equipment Descriptions

For the avoidance of doubt, Bechtel is not responsible for the design or performance of the Equipment provided. This responsibility remains with the Owner. Refer to Reference A-5 for a complete Division of Responsibility between Vendor, Bechtel, and Owner.

A.2.8 Equipment Not Included in the Scope of Work

For the avoidance of doubt, the following will be provided by the Owner to Bechtel and are not included in the scope of this Supply Agreement:

•	Solar Field Control System Hardware

•	Solar Field Control System Software [*]

   [*]

•	Weather Station, which will serve Ivanpah 1 and will provide weather data to the Solar Field Controller, including normal direct radiation, wind speed and direction, ambient temperature]

•	Cameras and monitoring equipment

•	Mirror Washing and Solar Field Maintenance Equipment

•	Mobile Control Room Units and associated hardware and software

•	Control room interface equipment

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 11 Rev.0

Reference: A-2 QUANTITIES OF COMPONENTS

The Vendor and Bechtel agree that the following quantities of materials and equipment will be provided for the fixed price set forth in Exhibit D.

Table A-2 Quantities of Components per Heliostat for Ivanpah 3 ONLY

LH-2	Required per heliostat	[*]
PYLON	[*]	[*]
INTERFACE UNIT+ SHAFT	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
SUPPORT STRUCTURE
Torque Tube	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
General Assembly Hardware (rivets, bolts...)	[*]	[*]
MIRROR [*]
Mirrors	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
CONTROL/POWER ITEMS
[*]	[*]	[*]
[*]	[*]	[*]

Other
[*]		[*]
[*]		[*]
[*]		[*]

Note: [*] are supplied by BSCM. All other components above supplied by BSOI.

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 12 Rev.0

Reference A-3 Spare Parts List during Construction Period Only

Ivanpah 3
Part Name	Qty Per Heliostat	Spare Percentage	Calculated Spares	Budgeted Spares
Pylon	[*]	[*]	[*]	[*]
Interface Unit + Shaft	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

Torque Tube	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
General Assembly Hardware	[*]	[*]	[*]	[*]
Mirror [*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

Note: [*] are supplied by BSCM. All other components above supplied by BSOI.

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A • 13 Rev.0

Reference A-4 Spare Parts List during [*] of Operation Only

Ivanpah Complex ( 1 * 130MW) - Solar Field Recommended Heliostats Spare Parts List for [*] of operation

Item		Expected replacements (units/year), one field	Initial stock for [*] for 1 field
1	Pylon	[*]

2	[*]	[*]

3	Heliostat Reflector Assembly, including: Mirrors [*] Torque Tube	[*]	[*]

4	Interface Unit	[*]

5	[*]	[*]	[*]

6	[*]	[*]	[*]

7	[*]	[*]	[*]

7b	[*]	[*]	[*]

8	[*]	[*]	[*]

9	[*]	[*]	[*]

10	[*]	[*]	[*]

11	[*]	[*]	[*]

12	[*]	[*]	[*]

Note: No assembly required. Spares will be stored as received in the administration building warehouse

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A • 14 Rev.0

Reference A-5 Material and Equipment Division of Responsibility

Legend: D = Design; F = Furnish

Materials and Equipment	EPC Deliverables to Owner via E&C contract		Deliverables by Owner
	EPC Deliverables (not related to BSOI/BSCM Deliverables)	EPC Deliverables via BSOI/BSCM Deliverables to EPC (under SF Supply Subcontract)
Pylons		F (BSOI)	D
Interface Units		F (BSOI)	D
[*]		F (BSOI)	D
Torque Tubes		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
General Assembly Hardware - rivets, etc.. (lots)		F (BSOI)	D
Mirrors		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSCM)	D

[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D
[*]		F (BSOI)	D

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A • 15 Rev.0

Materials and Equipment	EPC Deliverables to Owner via E&C contract		Deliverables by Owner
	EPC Deliverables (not related to BSOI/BSCM Deliverables)	EPC Deliverables via BSOI/BSCM Deliverables to EPC (under SF Supply Subcontract)

RFID tags or [*]		F (BSOI)	D

PDAs and bar code equipment for tracking components			D&F

Pylon Insertion Equipment including [*] and associated excavators	F		D

[*] and ancillary equipment			D&F

Equipment for Two (2) Heliostat Assembly Lines and ancillary equipment including robots and jib cranes			D&F

Heliostat Assembly and Solar Field Installation jigs and fixtures and ancillary hardware			D&F

Assembly [*] spares, spare parts, special tools, and manufacturer support services			D&F

Specialty transportation equipment for moving heliostats within the building [*]			D&F

Storage and transport pallets designed for holding the completed heliostats			D&F

Vehicles for transporting the storage carts or pallets from the building to the field	F		D

[*]	F		D

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY	Exhibit A . 16 Rev.0
September 21, 2010

Materials and Equipment	EPC Deliverables to Owner via E&C contract		Deliverables by Owner
	EPC Deliverables (not related to BSOI/BSCM Deliverables)	EPC Deliverables via BSOI/BSCM Deliverables to EPC (under SF Supply Subcontract)

[*]

Solar Field Integrated Control System

•      Associated hardware in the control room and mobile control unit.

•      Software for controlling the solar field

•      Software for controlling cameras

•      Mobile control unit

D&F

Cameras and associated cabling	Cabling by EPC		D&F

Weather station and associated monitoring equipment			D&F

Standard power and communication cables to cameras and weather station	D&F		Cables definition / specification by Owner

Pickups and misc support vehicles for field installation	D& F

Shelters (cover / shade) [*]			D&F

Forklifts for heliostat building	D & F

Container moving equipment around the outside of the heliostat building	D& F

Mirror washing equipment			D & F

Heliostat (pre-engineered) building	F		D

Heliostat building infrastructures Water – HVAC – Electrical -grounding	D&F		Requirements definition / specification by Owner

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY	Exhibit A . 17 Rev.0
September 21, 2010

Materials and Equipment	EPC Deliverables to Owner via E&C contract		Deliverables by Owner
	EPC Deliverables (not related to BSOI/BSCM Deliverables)	EPC Deliverables via BSOI/BSCM Deliverables to EPC (under SF Supply Subcontract)

Heliostat Building Foundation	D&F

F = Furnish D = Design and Specify

Note: All design responsibility for Bechtel provided items via this supply subcontract shall flow directly between BSOI/BSCM and Owner

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 18 Rev.0

Reference A-5

General Project Requirements for the

Ivanpah Solar Electric Generating Facility

[*]

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 19 Rev.0

Attachment 1

[*]

Shipping Bill of Material

Completed By:	J Smith
Submittal Date:	7/15/2011

1	2	3	4	5	6	7	8	9	10	11	12	13
Shipment Number (SCN)	Bechtel Stock Code	Vendor Part ID	Item Description	Quantity	Quantity–Unit of Measure (pick from list)	Vendor’s Supplier Name	Vendor’s Supplier Shop Order Number	Vendor’s Supplier Ready To Ship Date	Shipment Origin (City/State/ Country)	Container Number	Container Type	Notes (OPTIONAL)
30/Alpha-Numeric Text	48/Alpha-Numeric Number	30/Alpha-Numeric Text	80/Alpha-Numeric Text	Numeric		40/Alpha-Numeric List	30/Alpha-NumericText	Date Format	30/Alpha-Numeric Text			100/Alpha-Numeric Text
	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA
25542-SF-MXHS-0001	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA	[*]	453684	6/13/2011	[*]	TECU234567-9	40-STD
25542-SF-MXHS-0001	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA	[*]	453684	6/13/2011	[*]	TECU345678-2	40-STD
25542-SF-MXHS-0001	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA	[*]	453684	6/13/2011	[*]	TECU456789-9	40-STD
25542-SF-MXHS-0001	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA	[*]	453684	6/13/2011	[*]	TECU100234-7	40-STD
25542-SF-MXHS-0002	A1	[Vendor Supplier Part No]	Pylon Tube, [*]	[*]	EA	[*]	AET-3200	7/20/2011	[*]	TRUCK
	B1	[Vendor Supplier Part No]	Interface Unit & Shaft Assy	[*]	EA
				[*]
	C1		[*]	[*]	EA
25542-SF-MXHS-0003	C1	[Vendor Supplier Part No]	[*]	[*]	EA	[*]	12082010	6/13/2011	[*]	APLU123456-0	20-STD
25542-SF-MXHS-0003	C1	[Vendor Supplier Part No]	[*]	[*]	EA	[*]	12082010	6/13/2011	[*]	APLU654321-1	20-STD

*	Confidential Treatment Requested

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003-G80-GAM-0000X\Solar Field SUPPLY September 21, 2010	Exhibit A . 20 Rev.0

Attachment 1 page 2 of 2

Weekly Shipping Report – Field List

Field No.	Field Description	Data type	Field Length	Instructions/Notes
	Completed By:	Alpha-Numeric	N/A	Type the name of the individual completing this SBOM as a reference for contact in case of any questions.

	Submittal Date:	Numeric	N/A	Insert the date of the SBOM in being submitted to Bechtel.

SBOM Field List

Field No.	Field Description	Data type	Field Length	Instructions/Notes
1	Shipment Control Number (SCN):			Select the next available Shipment Control Number (SCN) from the pre-assigned block of numbers. Assign one SCN “per shipment” from any one supplier. A single shipment can have multiple containers or truckloads.

2	Bechtel Stock Code			Type the Bechtel stock code number.

3	Vendor Part ID			Type the BSII supplier’s part number. This number must be the same as will be reflected on the suppliers packing list.

4	Item Description			Type the item description.

5	Quantity			Enter the number of pieces shipped in THIS container (NOT MASTER PACKAGES). Verify quantity against supplier’s packing list; do not assume full master packages or container quantities

6	Quantity – Unit of Measure			Pick the appropriate unit of measure from the drop down list (box, each, skid, etc.).

7	Vendor Supplier Name			Type the name of the BSII supplier where materials will be collected by Bechtel.

8	Vendor Supplier Shop Order Number			Type the BSII supplier’s shop order number.

9	Vendor Supplier Ready to Ship Date			Enter the date the material will be ready for shipment (delivery).

10	Shipment Origin (City/State/Country)			Enter the name of the city, state, and country where materials will be picked up.

11	Container Number			1) Container by BSII or BSII Supplier: type in the 10 character, alphanumeric container number, including the check digit (ex: APLU-123456-0)
2) Container by Bechtel: to be recorded in BPS by Bechtel.

12	Container Type			Select the correct type of container from the drop down list. If the type is not shown, contact the Bechtel T&L coordinator.

13	Notes			Optional. Include any special conditions or comments about the shipment or about the container (if furnished by BSII).

INSTRUCTIONS

1	The first report submittal must include each item to be shipped, and the total quantity of each item. This report may or may not include any reference to specific shipments (SCN)

2.	One (1) Shipment Control Number (SCN) should be used per container or group of containers shipped from any single origin. For example, if two containers will be shipped from Germany, and two from France during the next week, both shipments would be included on the report, but one (1) SCN would be assigned to the two containers from Germany, and one (1) SCN to the two containers from France. Multiple containers may be included in a single shipment and recorded against a single SCN.

3.	Each container should be listed as a separate line as shown in the example, in order to record the individual container numbers.

4.	If goods are planned for movement by van, flatbed, or other types of trailers (without containers), type the word TRUCK. It is not necessary to record a separate line item for each truck, even if multiple truckloads will be shipped at the same time. Instead, record the total quantity for the shipment.

5.	Do not delete shipment details each week. Instead, highlight new line items that are added to the report. This will result in producing a historical report of all shipments against each line item.

Bechtel Proprietary and Confidential 25542-230-POA-MXHS-0003\Solar Field Supply September 21, 2010	Exhibit A . 21 Rev.0

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT B – Payment Schedule

(Attached)

Exhibit B	Page 1

Ivanpah Solar Electric Generating Facility Exhibit B Unit 3 Solar Field Supply Payment Schedule (Rev.0 dated 9/27/2010)				Ivanpah Solar Electric Generating Facility Exhibit B Unit 3 Solar Field Supply Payment Schedule BSOI ONLY (Rev.0 dated 9/27/2010)				Ivanpah Solar Electric Generating Facility Exhibit B Unit 3 Solar Field Supply Payment Schedule BSCM ONLY (Rev.0 dated 9/27/2010)
Payment	Month	Incremental Payment Amount	Cumulative Payment Amount	Payment	Month	Incremental Payment Amount	Cumulative Payment Amount	Payment	Month	Incremental Payment Amount	Cumulative Payment Amount
[*]				[*]				[*]

*	Confidential Treatment Requested

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT C – Form of Progress Report

A.	Vendor shall furnish a monthly progress report in sufficient detail to allow a realistic evaluation of scheduled events and shall include items such as but not limited to:

1.	Executive Summary of prior month activities with a forecast of the work to be performed in the upcoming month.

2.	Project schedule showing start dates, holidays and/or plant shutdowns (including for Vendor’s subcontractors), completion dates, percent complete, and duration for all Equipment which will be delivered to Bechtel by Vendor’s sub-suppliers for the following activities:

a. Document submittals

b. Procurement

c. Manufacturing, Testing and Assembly

d. Any testing or inspection points, making sure that all witness points required to be witnessed by Bechtel are shown on the schedule

e. Delivery

3.	Identification and evaluation of problem areas.

4.	A description of the progress payments which have been received from Bechtel as compared with the achievement of progress payment milestones set forth in this Agreement.

5.	Quality Assurance Reports pertaining to the Equipment.

6.	All other information reasonably requested by Bechtel.

7.	Status of any labor issues.

8.	Any requests for Change Orders.

B.	Overall project schedule: This schedule shall provide forecast delivery dates for important activities (i.e., manufacturing and delivery) to be completed on the subject Agreement. Items that extend beyond the current four weeks must contain an “ECD” estimated completion date which shall be realistic as this work may impact other construction requirements. Activity ID numbers must be illustrated. Vendor’s schedule will be prepared using Oracle’s Primavera P6 Enterprise Project Portfolio Management software and Vendor will provide Bechtel with a backup electronic copy of the monthly schedule update. In addition, Bechtel will have electronic access to the schedule to follow Vendor activities.

Exhibit C	Page 1

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

C.	The Progress Report shall be submitted to:

Bechtel Entity:	Bechtel Power Corporation
Project Name:	Ivanpah Solar Generating Facility
[*]

[*]

*	Confidential Treatment Requested

Exhibit C	Page 2

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT D

Form of Application for Payment

APPLICATION FOR PAYMENT

                    ,     , 20

Bechtel Power Corporation

Attention:	[ ]

RE:	Project No.
Application No.

Pursuant to Article 11 and in conjunction with Exhibit C (Form of Progress Report) of the Solar Field Supply Subcontract (“Agreement”) dated September 29, 2010 by and between BrightSource Operations (Israel), Ltd. (“BSOI”) and BrightSource Construction Management, Inc. (“BSCM”)] (“Vendor”) and Bechtel Power Corporation (“Bechtel”) (all terms not otherwise defined herein shall have the meaning set forth in the Agreement), [BSOI][BSCM] hereby submits this Application for Payment in the amount set forth in paragraph 6.

As of the date hereof:

1.	[BSOI][BSCM] certifies that the Scope of Work has progressed as identified in the monthly Progress Report attached hereto during the month which precedes the date of this Application for Payment (or during a preceding month).

2.	The Scope of Work performed to date has been performed substantially in accordance with the Agreement.

3.	Except as described herein, no event currently exists which reasonably could be expected to delay [BSOI’s][BSCM’s] timely completion of the Scope of Work in accordance with the Work Schedule (except as expressly noted in the monthly Progress Report or otherwise previously noted in writing).

4.	[BSOI][BSCM] provides conditional [and unconditional] waiver and release of lien [and unconditional waivers and releases of lien upon final payment], attached hereto, as required and as applicable to this Application for Payment.

5.	The following Change Orders have been issued and approved since the last Application for Payment:

Exhibit D	Page 1

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

6.	The total amounts due and payable to [BSOI][BSCM] pursuant to this

Application for Payment are as follows:

(a) $              in accordance with Exhibit B (Payment Schedule);

(b) $              in accordance with Article 14 (Changes to the Contract Price) to the extent not included in (a) above;

(c) $              as otherwise provided for in the Agreement to the extent not included in (a) and/or (b) above.

By furnishing this Application for Payment, [BSOI][BSCM] assumes no independent liability to recipients of the same. Any liability of [BSOI][BSCM] arising in connection with the certifications made in this Application for Payment shall be governed exclusively by the terms of the Agreement including any limitations of liability and exclusive remedy provisions therein.

The person signing this Application for Payment represents that he or she is duly authorized to do so on behalf of [BSOI][BSCM].

[BrightSource Operations (Israel), Ltd.] [BrightSource Construction Management, Inc.]

By:

Title:

Date:

Exhibit D	Page 2

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT E – Work Schedule

(Attached)

Exhibit E	Page 1

IVANPAH 3 PROJECT
BSII	DELIVERABLES MATRIX	05-09-10

FCA Deliveries to EPC Ivanpah 3 - Buffer Policy
[*]

Component Name	QTY/ Hel.	Total Qty needed (w/o Spare)	Total	Description	Oct-10	Nov-10	Dec-10	Jan-11	Feb-11
[*]

Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11	Jan-12
[*]

*	Confidential Treatment Requested

IVANPAH 3 PROJECT
BSII	DELIVERABLES MATRIX	05-09-10

FCA Deliveries to EP
[*]

Component Name	QTY/ Hel.	Total Qty needed (w/o Spare)	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12
[*]

Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13	Sep-13	Oct-13
[*]

*	Confidential Treatment Requested

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT F – Form of Notice to Proceed

NOTICE TO PROCEED

Pursuant to Section 7.3 of that certain Solar Field Supply Subcontract, dated September 29, 2010 by and between Bechtel and Vendor (the “Agreement”), Bechtel hereby directs Vendor to immediately proceed with the Scope of Work prescribed by the Agreement. Concurrent herewith, Bechtel also certifies that it has initiated a wire transfer to the account of Vendor in the amount of the Advance Fee prescribed in Section 11.1.2 of the Subcontract.

IN WITNESS WHEREOF, Bechtel has executed this Notice to Proceed effective as of the date written below.

BECHTEL POWER CORPORATION

By:

Title:

Date:

Exhibit F	Page 1

Ivanpah 3 Solar Field Supply Subcontract	25542-230-POA-MXHS-0003

EXHIBIT G – Form of Certificate of Final Delivery Completion

FINAL DELIVERY COMPLETION

Pursuant to Section 7.4 of that certain Solar Field Supply Subcontract, dated September 29, 2010 by and between Bechtel and Vendor (the “Agreement”), Vendor hereby certifies that on              20    , Vendor has satisfied all the conditions set forth in Section 7.4.2 of the Agreement required to achieve Final Delivery Completion. Vendor has attached to this certificate all relevant documents/transmittals to permit Bechtel to confirm that Final Delivery Completion has occurred.

IN WITNESS WHEREOF, Vendor has executed this Certificate of Final Delivery Completion.

[BrightSource Operations (Israel), Ltd.]

[BrightSource Construction Management, Inc.]

By:

Title:

Date:

Exhibit G	Page 1

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT H – Not Used

Exhibit H	Page 1

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT I

Conditional and Unconditional Lien Waivers

Exhibit I	Page 1

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT I-1

CONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

Reference is made to the Supply Agreement between the undersigned Vendor and Bechtel for the furnishing of [insert scope of work] all as described in detail in the above-referenced subcontract, in connection with the Ivanpah Solar Electric Generating Plant located near Ivanpah Dry Lake, California. Capitalized terms used herein shall have the meaning ascribed thereto in the above-referenced subcontract.

1.	Upon receipt by the undersigned of payment from (Bechtel) in the sum of $ (Payment Amount) payable to (Vendor), this document shall become effective to release any mechanic’s lien, stop notice, or bond right the undersigned has on the job of (Owner) located at (Job Description) to the following extent. This release covers a progress payment for labor, services, equipment or material furnished to (Bechtel) or Owner through (Date) only and does not cover any retentions retained before or after the release date or outstanding changes furnished before the release date for which payment has not been received. Rights based upon work performed or items furnished under a written change order which has been fully executed by the Parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic’s lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between Parties to the subcontract based upon a rescission, abandonment, or breach of the subcontract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

2.	Vendor unconditionally agrees to indemnify and hold harmless each of Owner and Bechtel from and against any and all liabilities, costs, losses, damages, claims, liens, causes of action, judgments and expenses, including but not limited to attorneys fees and associated costs, arising out of or in connection with any claims for payment, claims as to title, liens, or other security interests, or causes of action of whatever kind arising out of the subcontract or the Project(s) and incurred or asserted by any of the undersigned’s sub-suppliers or subcontractors of any tier or any of their respective representatives, officers, agents or employees.

3.	The foregoing provisions shall not act to relieve the undersigned of any of its obligations under any of the provisions of the subcontract which by their nature survive completion of the work contemplated in such subcontract, including but not limited to indemnities, warranties, and guarantees.

Exhibit I	Page 2

Ivanpah 3 Solar Field Supply Subcontract

Executed this                      day of          20      .

Name of Company:

By (Signature):

Print Name:

Title:

Exhibit I	Page 3

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT I-2

UNCONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

Reference is made to the Supply Agreement between the undersigned Vendor and Bechtel for the furnishing of [insert scope of work] all as described in detail in the above-referenced subcontract, in connection with the Ivanpah Solar Electric Generating Plant located near Ivanpah Dry Lake, California. Capitalized terms used herein shall have the meaning ascribed thereto in the above-referenced subcontract.

1.	The undersigned has been paid and has received a progress payment in the sum of $ for labor, services, equipment or material furnished to (Bechtel) and does hereby release any mechanic’s lien, stop notice, or bond right that undersigned has on the above referenced job to the following extent. This release covers a progress payment for labor, services, equipment or material furnished to (Bechtel) or Owner through (Date) only and does not cover any retentions retained before or after the release date or outstanding changes furnished before the release date for which payment has not been received. Rights based upon work performed or items furnished under a written change order which has been fully executed by the parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic’s lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between Parties to the subcontract based upon a rescission, abandonment, or breach of the subcontract. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

2.	Vendor unconditionally agrees to indemnify and hold harmless each of Owner and Bechtel from and against any and all liabilities, costs, losses, damages, claims, liens, causes of action, judgments and expenses, including but not limited to attorneys fees and associated costs, arising out of or in connection with any claims for payment, claims as to title, liens, or other security interests, or causes of action of whatever kind arising out of the subcontract or the Project(s) and incurred or asserted by any of the undersigned’s sub-suppliers or subcontractors of any tier or any of their respective representatives, officers, agents or employees.

3.	The foregoing provisions shall not act to relieve the undersigned of any of its obligations under any of the provisions of the subcontract which by their nature survive completion of the work contemplated in such subcontract, including but not limited to indemnities, warranties, and guarantees.

Executed this                      day of          , 20      .

Name of Company: ___________________________________________

By (Signature): ___________________________________________

Exhibit I	Page 4

Ivanpah 3 Solar Field Supply Subcontract

Print Name:__________________________________________

Title:__________________________________________

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Exhibit I	Page 5

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT I-3

CONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

Reference is made to the Supply Agreement between the undersigned Vendor and Bechtel for the furnishing of [insert scope of work] all as described in detail in the above-referenced subcontract, in connection with the Ivanpah Solar Electric Generating Plants near Ivanpah Dry Lake, California. Capitalized terms used herein shall have the meaning ascribed thereto in the above-referenced subcontract.

In consideration of the payment of [Insert the final payment amount] as final payment under the Agreement, the undersigned hereby:

1. Releases any mechanic’s lien, stop notice, or bond right the undersigned has on the job of                      (Owner) located at                      (Job Description) and discharges Bechtel and Owner and their constituent and affiliated entities, and the Project(s) from any and all manner of claims, including but not limited to claims for payment, claims as to title, liens, or other security interests, and causes of action of whatever kind arising out of the subcontract or the Projects, except for disputed claims for additional work in the amount of $            . [None; or as applicable]

2.	Unconditionally agrees to indemnify and hold harmless each of Owner and Bechtel from and against any and all liabilities, costs, losses, damages, claims, liens, causes of action, judgments and expenses, including but not limited to attorneys fees and associated costs, arising out of or in connection with any claims for payment, claims as to title, liens, or other security interests, or causes of action of whatever kind arising out of the subcontract or the Project(s) and incurred or asserted by any of the undersigned’s sub-suppliers or subcontractors of any tier or any of their respective representatives, officers, agents or employees.

3.	The foregoing provisions shall not act to relieve the undersigned of any of its obligations under any of the provisions of the subcontract which by their nature survive completion of the work contemplated in such subcontract, including but not limited to indemnities, warranties, and guarantees.

Executed this                      day of         , 20    .

Name of Company:

By (Signature):

Print Name:

Title:

Exhibit I	Page 6

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT I-4

UNCONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

Reference is made to the Supply Agreement between the undersigned Vendor and Bechtel for the furnishing of [insert scope of work] all as described in detail in the above-referenced subcontract, in connection with the Ivanpah Solar Electric Generating Plants near Ivanpah Dry Lake, California. Capitalized terms used herein shall have the meaning ascribed thereto in the above-referenced subcontract.

1.	The undersigned has been paid in full for all labor, services, equipment or material furnished on the job of (Owner) located at (Job Description) and releases any mechanic’s lien, stop notice, or bond right the undersigned has and discharges Bechtel and Owner and their constituent and affiliated entities, and the Project(s) from any and all manner of claims, including but not limited to claims for payment, claims as to title, liens, or other security interests, and causes of action of whatever kind arising out of the subcontract or the Project(s), except for disputed claims for additional work in the amount of $ . [None; or as applicable]

2.	Unconditionally agrees to indemnify and hold harmless each of Owner and Bechtel from and against any and all liabilities, costs, losses, damages, claims, liens, causes of action, judgments and expenses, including but not limited to attorneys fees and associated costs, arising out of or in connection with any claims for payment, claims as to title, liens, or other security interests, or causes of action of whatever kind arising out of the subcontract or the Project(s) and incurred or asserted by any of the undersigned’s sub-suppliers or subcontractors of any tier or any of their respective representatives, officers, agents or employees.

3.	The foregoing provisions shall not act to relieve the undersigned of any of its obligations under any of the provisions of the subcontract which by their nature survive completion of the work contemplated in such subcontract, including but not limited to indemnities, warranties, and guarantees.

Executed this                      day of         , 20    .

Name of Company:

By (Signature):

Print Name:

Title:

Exhibit I	Page 7

Ivanpah 3 Solar Field Supply Subcontract

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Exhibit I	Page 8

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT J

Form of Parent Company Guarantee

This Guaranty (“Guaranty”) is made as of the      day of September, 2010, by BrightSource Energy, Inc., a corporation formed under the laws of the State of Delaware and having a principal office at 1999 Harrison Street, Suite 2150, Oakland, CA 94612 (“Guarantor”), to and for the benefit of Bechtel Power Corporation, a corporation formed under the laws of Nevada having a principal office at 5275 Westview Drive, Frederick, MD (“Beneficiary”).

WHEREAS:

A. BrightSource Operations (Israel) Ltd., a company formed under the laws of the State of Israel and having a principal office at Kiryat Mada #11, Amot Bldg. 6, Har Hotzvim, Jerusalem, Israel (“BSOI”), and BrightSource Construction Management, Inc., a corporation formed under the laws of the State of Delaware and having a principal office at 1999 Harrison Street, Suite 2150, Oakland, CA 94612 (BSOI and BSCM, each an “Obligor”), is each an affiliated company of Guarantor;

B. The Obligors and Beneficiary have entered into the Solar Field Supply Subcontract dated September 29, 2010 (the “SFSS”), and Obligors have entered into a Cost Saving Protocol with the Beneficiary dated September 29, 2010 (the SFSS and the Cost Saving Protocol, each an “Agreement” and collectively referred to herein as the “Agreements”)) pursuant to which, each Obligor has agreed to perform its obligations, as more fully described in the applicable Agreement; and

C. As an inducement for Beneficiary to enter into the Agreements, Guarantor is agreeing to execute and deliver to Beneficiary a guaranty in the form hereof,

NOW, THEREFORE, for and in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1. Unless otherwise defined herein, all capitalized terms used herein which are defined in the Agreements shall have their respective meanings as therein defined. All references to the Agreements contained herein shall be construed to mean the Agreements as amended from time to time.

2. Guarantor hereby irrevocably and unconditionally guarantees to Beneficiary, its successors and assigns the full and prompt payment and performance when due of all of each Obligor’s obligations under the applicable Agreement (collectively referred to herein as the “Obligations”). If at any time an Obligor fails, neglects or refuses to timely or fully perform any of the applicable Obligations as expressly provided in the terms and conditions of the applicable Agreement, then upon receipt of written notice from Beneficiary specifying the failure, Guarantor shall perform, or cause to be performed, any such obligation, responsibility, or undertaking as required pursuant to the terms and conditions of such Agreement, including without limitation all payment obligations under such Agreement. With respect to any claim, action or proceeding against Guarantor in connection with this Guaranty, Guarantor shall be entitled to assert only those defenses which the applicable Obligor would be able to assert if such claim, action or proceeding were to be asserted or instituted against such Obligor based upon the

Exhibit J	1

Ivanpah 3 Solar Field Supply Subcontract

applicable Agreement. For the avoidance of doubt, Guarantor’s liability to Beneficiary hereunder shall be subject to any limitation on Obligors liability expressly set forth in the Agreements, to the extent applicable therein. In the event of any litigation to enforce or interpret the provisions hereof, the non-prevailing party shall reimburse the prevailing party for any reasonable attorneys’ fees and all other costs and expenses incurred by the prevailing party therein. By its acceptance hereof, and in reliance hereon, Beneficiary affirms to Guarantor any and all representations, warranties, and covenants made by the Beneficiary to the Obligors under the Agreements.

3. This Guaranty is a continuing, irrevocable guaranty by Guarantor of the Obligations. Guarantor hereby consents and agrees that the following actions may be undertaken from time to time without notice to Guarantor:

(a) The Agreements may be amended in accordance with their terms to increase or decrease the obligations of Beneficiaries or Obligor thereunder; and

(b) Any Beneficiary and Obligor may compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under the applicable Agreement.

Except for the defenses set forth in paragraph 2 above, Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to: (i) the defenses of promptness, diligence, presentment, demand for payment, protest, notice of dishonor, notice of default, notice of acceptance, notice of intent to accelerate, notice of acceleration, and notice of the incurring of the Obligations created under or pursuant to the Agreements; (ii) defenses associated with all other notices whatsoever, except as otherwise provided herein; (iii) any right to require that any action or proceeding be brought against any Obligor or any other person, or to require that Beneficiary seek enforcement of any performance against any Obligor or any other person, prior to any action against Guarantor under the terms hereof; (iv) any right to require Beneficiary to (A) proceed against or exhaust any insurance or security held from any Obligor or any other party, or (B) pursue any other remedy available to Beneficiary; (v) the invalidity of the Agreements or the obligations of Obligors thereunder or of any other guaranty or any security document given with respect to the Agreements; (vi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that or the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (vii) any counterclaim, set-off or other claim which any Obligor or any other guarantor has or alleges to have with respect to all or any part of the obligations guaranteed by Guarantor; and (viii) any other circumstance whatsoever, whether similar or dissimilar to any of the foregoing, that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (excluding the defense of payment or performance), and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction. Notwithstanding the foregoing, Guarantor may, as a defense to the performance of the Obligations, assert any defense available to either Obligor under the applicable Agreement that would excuse such Obligor from performing the obligation in respect of which a claim is made under this Guaranty, other than those based on any of the items set forth in paragraph 9, below, those other defenses waived in this Guaranty, and those defenses based upon the legal incapacity of any person (including any lack of capacity on the part of an Obligor to enter into and perform under the applicable Agreement).

Exhibit J	2

Ivanpah 3 Solar Field Supply Subcontract

Guarantor agrees that Beneficiary may draw or collect under any letter of credit, performance bond or surety bond provided by any Obligor to Beneficiary, or exercise any other right available to Beneficiary, without affecting or impairing in any way the liability of Guarantor under this Guaranty, except to the extent that amounts owed to Beneficiary by any Obligor have been paid and are retained by Beneficiary.

Except as to applicable statutes of limitation, no delay of Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

4. Guarantor agrees that this is a guaranty of payment and performance and not merely a guaranty of collection. The liability of Guarantor under this Guaranty shall not be conditional or contingent upon the pursuit of any remedy against any Obligor.

5. Guarantor agrees that payment or performance of any of the Obligations or other acts which toll any statute of limitations applicable to the Obligations or the Agreements shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.

6. Guarantor additionally represents and warrants to Beneficiary as follows:

(a) Guarantor is a corporation duly organized, validly existing, authorized to do business and in good standing under the laws of the State of Delaware.

(b) Guarantor has the requisite corporate power and authority to own its property and assets, transact the business in which it is engaged and to enter into this Guaranty and carry out its obligations hereunder. The execution, delivery, and performance of this Guaranty have been duly and validly authorized and no other corporate proceedings on the part of Guarantor or its affiliates are necessary to authorize this Guaranty or the transactions contemplated hereby.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(d) This Guaranty, when executed, shall constitute a valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with the terms of this Guaranty, except as may be limited by bankruptcy or insolvency or by other laws affecting the rights of creditors generally.

(e) As of the date hereof, the execution, delivery, and performance of this Guaranty does not and will not (i) result in a default, breach or violation of the certificate or articles of incorporation or bylaws of Guarantor, or (ii) constitute an event which would permit any person or entity to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, the effect of which would materially affect Guarantor’s ability to meet its obligations under this Guaranty, or (iii) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound, the absence of which consent would materially and adversely affect Guarantor’s ability to meet its obligations under this Guaranty.

Exhibit J	3

Ivanpah 3 Solar Field Supply Subcontract

7. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor, Beneficiary and any successor to Beneficiary or permitted assignee of Beneficiary’s rights hereunder, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Beneficiary and any successor to Beneficiary or permitted assignee of Beneficiary’s rights hereunder. No waiver or consent shall be deemed to constitute a waiver or consent on any subsequent occasion.

8. This Guaranty is a continuing guaranty and (i) shall remain in full force and effect until satisfaction in full of all of the Obligations, (ii) shall be binding upon Guarantor and its successors and (iii) shall inure to the benefit of and be enforceable by Beneficiary and its successors and permitted assigns. Notwithstanding the foregoing, however, this Guaranty shall terminate and cease to be of further effect on the earlier of: (a) satisfaction of all the Obligations under the Agreements; and (b) the first anniversary of the termination of the last of all the Agreements; provided, however, upon the first anniversary as set forth hereof, the Guarantor agrees that (i) the Obligations hereunder shall continue in full force and effect with respect to any Obligations to the extent then subject to pending claims identified in writing by the Beneficiary to the Guarantor or Obligor(s), whether such Obligations with respect to such pending claims become due prior to or after the first anniversary date; or (c) the date that (i) the Guarantor is no longer affiliated with either Obligor, and (ii) the Beneficiary has been provided with a replacement letter of credit, or other financial accommodation from a party with a credit rating equal to or better than that of Guarantor, which financial accommodation in the sole judgment of Beneficiary provides Beneficiary with no less protection than that which is contained in this Guaranty; and Guarantor shall, as of such date (the “Expiration Date”), have no further obligations or liability under this Guaranty, whether or not the Guaranty is returned to the Guarantor. All originals of this Guaranty shall, however, be returned to the Guarantor upon the Expiration Date. Neither Guarantor nor Beneficiary may assign its rights or delegate its duties without the written consent of the other party; provided, however, that Beneficiary may assign its rights under this Guaranty to an Affiliate of Beneficiary. In connection with any such permitted assignment, Guarantor shall execute a consent to assignment and such other documents as the assignee shall reasonably request. In the event that Beneficiary for any reason (including but not limited to bankruptcy preferences), is required to repay or disgorge any amounts received by it in respect of the Obligations, then the liability of Guarantor under this Guaranty, with respect to such amounts, shall be reinstated.

9. Guarantor’s obligations hereunder are independent of the obligations of the Obligors. The liability of Guarantor hereunder is not affected by: (i) any voluntary or involuntary liquidation, dissolution, receivership, attachment, injunction, restraint, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition, or readjustment of, or comparable proceeding affecting, Obligors or any of their respective assets; or (ii) any extension of time for the payment of any sum, in whole or in part, owing or payable to Beneficiary under any Agreement or this Guaranty, or any extension of time for the performance of any other Obligation under any Agreement or this Guaranty, or (iii) any failure, delay or omission of Beneficiary to enforce, assert or exercise any of its rights, powers, or remedies under any Agreement or this Guaranty, or any action on Beneficiary’s part granting indulgence or extension in any form; or (iv) any payment to any Obligor by Beneficiary that subsequently returns to Beneficiary under court order in any bankruptcy or other insolvency

Exhibit J	4

Ivanpah 3 Solar Field Supply Subcontract

proceeding; or (v) the acceptance, receipt, release, modification, or waiver of, or failure to perfect any interest under or to pursue or seek relief with respect to any other guaranty, pledge or security device whatsoever; or (vi) any amendment, modification, or other alteration of any Agreement; or (vii) any indemnification Beneficiary may have from any other party; or (viii) any insurance that may be available to cover any loss. Guarantor assumes all responsibility for keeping itself informed of each Obligor’s financial condition and all other factors affecting the risks and liabilities assumed by the Guarantor hereunder, and Beneficiary shall have no duty to advise Guarantor of information known to it regarding such risks.

10. This Guaranty shall be governed by and construed in accordance with the laws of the state of California, excluding rules governing conflicts of laws. Guarantor and Beneficiary hereby agree that any legal proceedings which may arise under this Guaranty shall be brought in the United States District Court for the Northern District of California, or if such court does not have or declines jurisdiction, any California state court located in City and County of San Francisco, California). Each of Guarantor and Beneficiary irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of Guarantor and Beneficiary hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in paragraph 11 of this Guaranty. EACH OF GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS GUARANTY.

11. Any notices or other communication to be given hereunder shall be given in writing, sent by (a) personal delivery, (b) internationally recognized expedited delivery service, (c) registered or certified United States mail, postage prepaid, or (d) facsimile (followed by registered or certified United States mail, postage prepaid) as follows:

To Guarantor:	BrightSource Energy, Inc. 1999 Harrison Street, Suite 2150 Oakland, CA 94612 Attention:
General Counsel Phone No.: (510) 550-8154 Fax No.: (510) 380 6950

With a copy to:	BrightSource Operations (Israel) Ltd.
Kiryat Mada #11 Amot Bldg. 6 Har Hotzvim, Jerusalem Israel
Attention: Project Manager Phone No.: (972) 77-202-5025 Fax No.: (972) 2-571-1059

Exhibit J	5

Ivanpah 3 Solar Field Supply Subcontract

With a copy to: Legal Counsel

BrightSource Construction Management, Inc.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

Attention: Ivanpah Site Manager

Phone No.: (510) 250-8165

Fax No.: (510) 380 6950 (Fax)

With a copy to: Legal Counsel

To Beneficiary:	Bechtel Power Corporation [*]

With a copy to:	Bechtel Power Corporation [*]

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of receipt at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

12. Beneficiary shall not, without the prior written permission of Guarantor, disclose confidential information of the Guarantor, which shall be deemed to include information relating to the financial condition of Guarantor provided by Guarantor (“Information”), to any third party other than those of Beneficiary’s officers, directors, and its attorneys who have need to know of such Information for the purposes of administering or enforcing this Guaranty, as well as its successors and permitted assignees (“Authorized Persons”). In the event the Guarantor approves in writing of such disclosure or transmittal to a third party, Beneficiary shall first obtain a written commitment from such third party making the terms of this confidentiality undertaking applicable to such third party and shall thereafter disclose and transmit such Information to such third party only on a proprietary and confidential basis. Beneficiary further agrees to limit the availability of the Information to those officers, employees, and Authorized Persons whom it deems to have a need to know in connection with the purposes of this Guaranty. The duties of confidentiality of Beneficiary hereunder shall not apply to Information which Beneficiary can show is the same as information which: (i) is or becomes generally available to the public without breach of this confidentiality undertaking; (ii)

*	Confidential Treatment Requested

Exhibit J	6

Ivanpah 3 Solar Field Supply Subcontract

was in the possession of Beneficiary at the time it was initially furnished by the Guarantor or any Obligor free of any confidentiality restrictions; or (iii) is later received from an independent third party who is, as far as can reasonably be determined, under no limitation or restriction regarding disclosure of the Information.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Guaranty as of the date first written above.

BRIGHTSOURCE ENERGY, INC.

By:

Name:

Title:

Exhibit J	7

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT K

Traffic and Logistics

1.0	SAFETY

It is Bechtel’s goal to achieve zero accidents and incidents in the handling and transport of all shipments covered by this Agreement. Vendor and Bechtel will at all times strive to ensure safe handling and transport of deliveries and to avoid any action which could jeopardize the safety of individuals or result in damage to property.

2.0	COMPLIANCE WITH INSTRUCTIONS

Compliance with the instructions of this Exhibit K will facilitate the prompt delivery and safe receipt of Equipment covered by this Agreement. Bechtel may refuse or postpone, at the Vendor’s risk and expense, the acceptance of any Equipment covered by this Agreement, until such time as Vendor has met the provisions of these instructions. If Vendor or Vendor’s supplier delivers Equipment covered by this Agreement contrary to these instructions, Bechtel shall notify Vendor and Bechtel may withhold a reasonable portion of the Agreement price or backcharge Vendor to cover any reasonable costs that result as a direct consequence of Vendor’s or Vendor’s supplier’s non-compliance with these instructions.

3.0	DELIVERIES FROM VENDOR’S SUPPLIERS

Vendor must ensure that the instructions of this Exhibit K also apply, to each of Vendor’s purchase orders issued to suppliers for Equipment covered by this Agreement that are to be delivered direct to the designated delivery point. As most Equipment shall be supplied to Bechtel directly from the facilities of Vendor’s suppliers, Bechtel may communicate directly with such suppliers regarding coordination of shipments pick-up and other issues as expressly described herein. All communications between Bechtel and Vendor’s supplier shall be with a copy or immediate notification (if communicated orally) to Vendor. Oral communications shall not be binding unless recorded and confirmed by the parties in writing. Vendor shall supply full communication and contacts details for each of its suppliers to support all such communications. Notwithstanding the above, if Bechtel and Vendor’s suppliers agree to any change regarding the delivery of Equipment that (i) impacts cost of shipping or the supplier’s costs of supplying the Equipment or (ii) impacts or may impact monthly cumulative Vendor commitments to Bechtel, such change shall require pre-approval by Vendor in writing. Bechtel shall advise Vendor immediately if any other significant issues arise.

4.0	CARGO PREFERENCE AND US FLAG REQUIREMENTS

Vendor will coordinate with Bechtel to ensure that Owner can comply with its finance obligations which may include the Department of Energy (DOE) loan guarantee programs of §1705 of the Energy Policy Act of 2005, and §1703 of the American Reinvestment and Recovery Act of 2009, to the extent transportation of goods under this purchase order are required to be moved on US Flag vessels when applicable.

5.0	ADVANCE DOCUMENTATION REQUIREMENTS

The following Vendor or Vendor supplier documents must be submitted to Bechtel in advance of any delivery under this Agreement:

Exhibit K	1

Ivanpah 3 Solar Field Supply Subcontract

5.1	Delivery Plans for Agreement Delivery Terms [*] in accordance with Sellers Export Packing Specification(s)) INCOTERMS 2000 – for deliveries containing any single piece greater than 12 meters long or 2.4 meters high or 2.4 meters wide or weighing more than 20,000 kgs.

For any such Equipment, Vendor shall provide a delivery plan to Bechtel [*] prior to delivery.

Vendor’s delivery plan must include:

•	Estimated number of total delivered units, with estimated total weight (kilograms) and volume (cubic meters) of delivery

•	Estimated weight (kilogram) and dimensions (centimeters) of largest delivery unit

•	Transport and lifting drawings for each over-dimensional (greater than 10 meters long, or 2.4 meters wide or 2.4 meters high) or overweight (greater than 20,000 kilograms) delivery unit

•	Estimated delivery date(s) from Vendor’s or Vendor’s suppliers’ facilities; and

•	Lifting and handling instructions for all delivery units that Vendor recommends lifting with crane equipment.

5.2	Transport and Lifting Drawings

For any single piece of Equipment with a gross weight of 45,000 kilograms or more, Vendor or its supplier shall submit transport and lifting drawings [*] prior to delivery.

For any single piece of Equipment with a gross weight of between 10,000 and 45,000 kilograms, and with dimensions greater than 10 meters long, or 2.4 meters wide or 2.4 meters high Vendor or its supplier shall submit transport and lifting drawings [*] prior to delivery.

5.3	Special Handling Requirements for Master Packages

For equipment described under 5.1 above, Vendor or its supplier shall provide all required instructions and recommendations for any special handling, receiving, or storage requirements to Bechtel [*] prior to delivery.

5.4	Weight Certificate

For equipment described under 5.1 above, when requested in writing by Bechtel, Vendor or its supplier shall provide an original weight certificate evidencing the certified weight for single pieces that require special load/discharge or transport equipment. Bechtel will notify Vendor’s supplier (with a copy to Vendor) of this requirement [*] prior to shipment.

6.0	SHIPPING CONTROL NUMBERS (SCN)

[*] from Notice to Proceed of this Agreement, the Bechtel T&L Representative will issue to Vendor a sufficient block of Shipment Control Numbers (SCN) to cover the [*] planned shipments for each of Vendor’s suppliers. Thereafter, and following the receipt of each Monthly Progress Report, Bechtel will issue additional blocks of SCN for each of Vendor’s suppliers so that SCN are issued [*] in advance of planned shipments.

* Confidential Treatment Requested Exhibit K	2

Ivanpah 3 Solar Field Supply Subcontract

Vendor shall include the SCN as a reference in the subject line of each transmittal of shipping documents to Bechtel, so that Bechtel can track the usage of SCN and record individual shipments in Bechtel’s automated procurement system.

7.0	HAZARDOUS MATERIALS

7.1	Vendor must pack, mark and document any dangerous or hazardous materials in accordance with all applicable local, state, national and international codes such as the U.S. Department of Transportation (DOT) Hazardous Materials Regulations (Title 49 Code of Federal Regulations Parts 100-185), the International Maritime Organization (IMO) International Maritime Dangerous Goods Code or the International Air Transport Association (IATA) Dangerous Goods Regulations. Dangerous or hazardous materials must be separated from other materials and packed in separate shipping containers as required by the applicable codes and regulations. Vendor or its supplier must provide Bechtel with a current Material Safety Data Sheet (MSDS) at least one (1) week prior to delivery of any dangerous or hazardous materials.

7.2	Ocean Transport of Hazardous Materials

In addition to compliance with the above regulations, any hazardous materials shall be declared on a separate commercial invoice from any other general cargo. In the event any delay in import or export clearance should occur with such items, the separation on a separate commercial invoice will help to ensure that delays are not also incurred on general cargo.

8.0	MINIMUM PACKAGE PREPARATION REQUIREMENTS

Project-specific packing instructions for domestic or international shipment are specified separately in this Section. As a minimum, packing requirements are as follows:

Vendor is responsible to ensure that Equipment is properly protected from damage consistent with the transportation method to be utilized by Bechtel for shipment. Vendor will provide inner preservation as appropriate, to avoid damage from environmental elements, and outer packaging that facilitates the safe handling and detection of theft, and protection from damage in transit. All packages shall be constructed in a manner to allow for proper handling, with the appropriate access points for lifting by forklift or slinging.

Wood Packaging Materials – Vendor will use treated and marked wood packaging material and dunnage in compliance with the International Plant Protection Convention (IPPC) ISPM 15 standard. Wooden packaging materials (e.g., pallets, crates, boxes, and dunnage) imported into the United States must be heat treated or fumigated with methyl bromide and marked with the International Plant Protection Convention (IPPC) logo and appropriate country code designating the location of treatment. The IPPC logo must be clearly visible on the outside of any master packages.

Container Seals — In accordance with 6 U.S.C. 944, Vendor shall affix security seals supplied by Bechtel or Bechtel’s forwarder. Such seals shall be compliant with the standard set forth in ISO/PAS 17712 (ISO/PAS 17712) and shall meet or exceed the standards for strength and durability so as to prevent accidental breakage, deterioration from weather, chemical actions, or other causes such as undetectable tampering. Container seals shall also be clearly marked with a unique and legible identification number, as well as the seal manufacturer’s logo. Tanks, vessels, or other non-standard containers (open top or flat rack containers, etc.), or units which can not be affixed with such a seal are not subject to the statutory requirement.

Exhibit K	3

Ivanpah 3 Solar Field Supply Subcontract

9.0	PACKAGE MARKINGS

Project-specific marking instructions for domestic or international shipment are specified separately in Attachment A of this Exhibit K.

As a minimum, the following master package marking requirements are applicable to this Agreement:

•	All markings must be in the English language

•

Shipping marks must be stenciled on two opposite sides of the shipping unit (a shipping unit may be e.g. a box, carton, pallet, skid, bundle, crate, barrel, drum, loose self supported piece of equipment or other single item).

•	Lettering must be between 7.62 cm. and 12.7 cm. (3 to 5 inches) high in weatherproof black ink to ensure visibility, as practical.

•	Shipping units that can not be stenciled directly must have attached corrosion resistant metal tags with raised markings.

•

As appropriate, shipping units must be marked with industry standard cautionary symbols indicating center of gravity, slinging or lifting points, top heavy packages, fragile and liquid contents, moisture sensitive contents, etc. ASTM (American Society of Testing and Marking) Standards Number D 5445 - 01, “Standard Practice for Pictorial Markings for Handling of Goods” (available through www.astm.org), will apply to all marking and labeling.

•	Package markings indicating:

•	Bechtel Agreement Number [*]

•	Project Name

•	Shipping Control Number (SCN) (assigned by BECHTEL)

•	Shipping Unit Piece Number

•	Gross Weight (kilograms)

•	Dimensions (centimeters)

10.0	FREIGHT CHARGES

Collect or Collect on Delivery (COD) shipments are not permitted. Refer to the Agreement delivery terms for freight cost responsibility and freight invoicing instructions.

11.0	PREPARATION AND SUBMITTAL OF VENDOR’S PRELIMINARY SHIPPING DOCUMENTS

11.1 Packing Lists

No later than [*] business days prior to any expected delivery, Vendor or its suppliers must submit a preliminary packing list to Bechtel’s Expeditor [*] Packing list descriptions and quantities must reference Vendor’s corresponding item numbers, and, if applicable, tag or stock code numbers. Bechtel’s Expeditor will contact Vendor or its suppliers if additional information is needed to reconcile the preliminary packing list details with purchase order line items.

Minimum packing list requirements are as follows:

•	Bechtel Agreement Number [*]

•	Vendor or Vendor’s supplier’s name and address

* Confidential Treatment Requested Exhibit K	4

Ivanpah 3 Solar Field Supply Subcontract

•	Vendor Integration Task ID

•	Consignee name and address (or alternate location, if designated)

•	Shipping Control Number (SCN) (assigned by BECHTEL)

•	Description of Equipment

•	Quantity shipped per Agreement line item number, including tag numbers and Vendor or its supplier’s serial numbers, where applicable

•	Gross and net weight in kilograms, per master package

•	Dimensions in centimeters (L x W x H) and total cubic volume per master package

•	Total gross and net weight in kilograms, per delivery

•	Total cubic volume per delivery

•	Sequential package number per master package

•	Dangerous Goods or Hazardous Materials UN identification number(s) and 24-hour emergency response contact information (if applicable)

11.2 Pro Forma / Commercial Invoice

For shipments originating outside the United States, Vendor or its suppliers must additionally submit a preliminary pro forma / commercial invoice at the same time as the preliminary packing list. This document shall be only for the purposes of customs clearance formalities and insurance valuation.

Minimum pro forma / commercial invoice requirements are as follows:

•	Bechtel Agreement Number [*]

•	Vendor name and address

•	Vendor Integration Task ID

•	Consignee name and address (or alternate location, if designated)

•	Shipping Control Number (SCN) (assigned by Bechtel)

•	Description of Equipment

•	Quantity shipped per Agreement line item number

•	Unit price and extended value per each Agreement line item number

•	Total value for the invoice

•	Harmonized System Classification Code for each line item

12.0	SUBMITTAL OF VENDOR’S FINAL SHIPPING DOCUMENTS

[*], Vendor or its supplier shall provide a final packing list and pro forma/commercial invoice (the latter only if applicable, as above) by email to Bechtel’s Traffic and Logistics representative as confirmation of cargo readiness. At the same time, a copy of the final documents shall also be provided to Bechtel’s Expeditor by email (@ [*]

Note: The United States has enacted a rule governing imports of material from foreign countries destined to the U.S as of Dec. 2, 2002. This rule (referred to as the 24 Hour Advance Vessel

*	Confidential Treatment Requested

Exhibit K	5

Ivanpah 3 Solar Field Supply Subcontract

Manifest Rule) requires all ocean carriers to report a detailed manifest to U.S. Customs 24 hours prior to departure from the port of loading for all materials destined to U.S. Ports. Vendor must ensure that the level of detail required to meet this requirement is rendered to Bechtel as set forth above and Bechtel shall be responsible to forward all applicable documents to the carrier in a timely manner to comply with these requirements. U.S. Customs Officials place a great deal of emphasis on the accuracy and completeness of shipping documents. Vendor shall closely scrutinize and comply with all requirements when preparing and providing the export invoice, packing list, bills of lading and other documents for shipment to the U.S.

In the event Vendor engages shippers to ship Equipment to the Site, it shall be the responsibility of the Vendor or its shippers to render documents to the carrier in a timely manner to insure compliance with the regulations outlined above.

13.0	SITE REQUIREMENTS

In the event that Vendor does for some reason end up making a delivery(s) and/or shipment directly to the Site, Vendor will comply with the requirements listed in Exhibit K, Attachment C.

14.0	TRAFFIC AND LOGISTICS CONTACT

14.1 Bechtel’s Traffic and Logistics contact for this Agreement is:

PRIMARY CONTACT:	ALTERNATE CONTACT:
[*]	[*]

NORMAL BUSINESS HOURS: Monday through Friday 8:00am – 5:00pm

14.2 Vendor’s Traffic and Logistics contact for this Agreement is:

PRIMARY CONTACT:	ALTERNATE CONTACT:
[*]	[*]

[*]

15.0	INTERNATIONAL SHIPMENTS (shipments originating outside the Project location country)

15.1 Export and Import Compliance

15.1.1 Compliance with Export Controls: Non-US Countries

*	Confidential Treatment Requested

Exhibit K	6

Ivanpah 3 Solar Field Supply Subcontract

Vendor shall comply with the terms of FCA Vendor’s Works (Incoterms 2000), as set forth in this Agreement. Accordingly, Vendor shall be responsible for compliance with all applicable laws related to export compliance for each country of origin, including clearing the Equipment for export in any country outside the United States, and having all Equipment ready for export clearance process prior to Vendor’s delivery date, and in any event must be cleared for export prior to shipment.

15.2 Information Requirements

15.2.1 US Information Requirements

Equipment, software, and technology (technical data, technical assistance) provided under this Agreement must be reviewed for compliance with U.S. export controls. Vendor or its suppliers must complete and sign the document labeled Attachment B of this Exhibit, and return it to the Bechtel prior to the first delivery under this Agreement.

The Attachment requires Vendor or its suppliers to advise Bechtel of the US Export Control Classification Number (ECCN) for each item supplied (including technical services, if applicable). Vendor or its suppliers must submit a list of all items and the respective ECCN to the compliance statement, and return to Bechtel as described above.

If Vendor adds new Equipment, software, or technology under this Agreement, or if Vendor changes or adds suppliers at a later date, Vendor or its suppliers shall resubmit an updated list or will supply Bechtel with U.S. Export Control Classification Numbers (ECCNs) for the added items, as applicable, prior to any delivery.

15.2.2 US Export License Responsibility

a) Export of Equipment from the United States

Equipment furnished by Vendor under this Agreement is principally destined for import into the United States; not for export. In the event it becomes necessary to re-export any Equipment under this Agreement from the United States to any other country (such as for repair, recalibration, or refurbishment), Bechtel’s T&L Representative will review the Equipment classification for license determination. If an export license is determined to be required, Bechtel and Vendor shall jointly review the required course of action.

b) Technology Transfers or “Deemed” Export Transactions

Upon receipt of the Export Control Classification Numbers (ECCN) from Vendor, the Bechtel T&L Representative will review and determine the need for any export license(s) related to technology transfers.

If the need to obtain an export license is solely related to Bechtel’s project workforce of non-US persons, it shall be Bechtel’s sole responsibility to obtain any required export license for the transfer of technology, or to realign the project workforce at its discretion.

If the Equipment furnished by Vendor under this Agreement is modified in the United States by adding more than 25% US content by design, then re-export of technical information to the origin country or any other country outside the United States may be newly subject to US export control regulations. If this situation occurs, Bechtel and Vendor shall jointly review the required course of action.

Exhibit K	7

Ivanpah 3 Solar Field Supply Subcontract

15.3 End Use and End User Information

In order to assist Vendor and its suppliers in complying with the US Export Administration Regulation’s General Prohibition Five - Export or re-export to prohibited end-uses or end-users (End-Use End-User), or in the formation of end user certificates requested by the export authority of any other country outside the United States, the End User and End Use are defined as follows:

End-User:	[*]

End-Use:	[*]

Destination Country:	United States

If Vendor needs assistance, it is Vendor’s responsibility to obtain appropriate guidance from its export compliance department, legal counsel, freight forwarder, the U.S. Department of Commerce’s Bureau of Industry and Security (www.bis.doc.gov/licensing/do_i_needaneccn.html), or the governing agency of any other country.

15.3.1 End User Certificates

Vendor shall be responsible for executing any End User Certificate that may be required by a country’s export regulations.

15.4 Export License Conditions and Close-out

Vendor must review the conditions of any export license and make every effort to work with the issuing agency to reduce or eliminate conditions which cannot be upheld by the final End User or Owner (return of items to country of origin at expiration of license, etc.).

15.4.1 Export License Distribution

A copy of any export license obtained by Vendor or its supplier must be transmitted to Bechtel’s T&L Representative within [*] business days of Vendor’s or Vendor’s supplier’s receipt. Within [*] business days of receipt, Bechtel shall subsequently notify its freight forwarder and other contractors of any terms and conditions of such export license that may affect shipment.

In the event Vendor is responsible for any shipments, Vendor shall be responsible to notify its own freight forwarders, customs brokers, or any other agency responsible for handling of the Equipment while in transit.

In the event Bechtel obtains any export license on Vendor’s behalf, or for the re-export of Equipment from the United States, Bechtel shall transmit a copy of such license to Vendor within five (5) business days of receipt.

15.5	Harmonized System Numbers

Vendor or its supplier must provide at least the first six digits of the applicable current Harmonized System (HS) number next to each product/component when issuing packing lists to Bechtel or its agents.

For U.S. exports, the relevant Harmonized System publication is the current U.S. Department of Commerce, Bureau of the Census, U.S. Foreign Trade, Statistical Classification of Domestic and Foreign Commodities Exported from the United States, Schedule B (Schedule B).

For exports from all other countries, use the exporting country’s current applicable Harmonized Commodity Description and Coding System (HS) publication.

*	Confidential Treatment Requested

Exhibit K	8

Ivanpah 3 Solar Field Supply Subcontract

15.6	Compliance with United States (U.S.) Import Regulations

Under the terms of [*] Bechtel, through its freight forwarder and import broker, shall be responsible for collecting and filing all data elements needed to comply with United States import regulations.

15.6.1 U.S. Customs and Border Protection Importer Security Filing (10+2)

Bechtel will capture the following data elements from Vendor’s or Vendor’s supplier’s shipping documents, or from information provided by the freight forwarder:

•	Manufacturer (or supplier) name and address

•	Equipment Country of Origin

•	Harmonized Tariff System Number (at least the first six digits of the applicable HTS number for each P.O. line item

•	Container Stuffing location (for breakbulk shipments, physical location where goods were made “ship ready”)

•	Consolidator name and address (for breakbulk shipments, name and address of party who made the goods “ship ready”)

15.6.2 International Organization for Standardization (ISO) Container Security Seals

Vendor’s sub-supplier must comply with the US Customs and Border Protection requirement for ISO compliant ocean container security seals. Any ocean shipping container stuffed by the Vendor or Vendor’s sub-supplier, and to be loaded on a vessel in transit to the US must be sealed with a security seal meeting the International Organization for Standardization (ISO) specification ISO/PAS 17712. Security seals shall be supplied to each of Vendor’s sub-suppliers by Bechtel’s freight forwarder.

15.6.3 Vendor Shipments and Compliance with US Import Regulations

In the event Vendor enacts any shipments under this Agreement, Vendor shall be responsible for compliance with all applicable laws governing US import transactions.

For compliance with the U.S. Customs and Border Protection Importer Security Filing (10+2) the Vendor or its supplier must also report the following data elements in addition to those listed above:

•	Importer of Record Number (US Tax ID Number)

•	Consignee Tax Number (US Tax ID Number)

•	Seller Name and Address

•	Buyer Name and Address

•	Ship To Party

*	Confidential Treatment Requested

Exhibit K	9

Ivanpah 3 Solar Field Supply Subcontract

ATTACHMENT A

SHIPPING IDENTIFICATION MARKS

SHIPPER –

CONSIGNEE –

SCN NO:

[*]

AGREEMENT NO: [*]

VENDOR PO NO:

VENDOR INTEGRATION TASK ID:

PACKAGE NUMBER -

DIMENSIONS: L x W x H cm

GROSS WEIGHT KILOS

MADE IN:

STORAGE CODES FOR MASTER PACKAGE:

A = OUTDOORS

B = INDOORS UNCONTROLLED CLIMATE

C = INDOORS CONTROLLED CLIMATE

*	Confidential Treatment Requested

Exhibit K	10

Ivanpah 3 Solar Field Supply Subcontract

ATTACHMENT B

US EXPORT CONTROL COMPLIANCE

(Vendor or its suppliers to complete and return to Bechtel’s Expediter)

Equipment, software, and technology (technical data, technical assistance) provided under this Agreement must be reviewed for compliance with U.S. export control laws.

The US Department of Commerce, Bureau of Industry and Security maintains the Export Administration Regulations, including the classification of items that may be subject to US export controls and regulations (or, the Commerce Control List). The requirement to obtain a US export license for the physical export of any tangible item, or the deemed export of the item’s related technology, is directly attributable to the item’s classification. That is, the Export Control Classification Number (ECCN).

Vendor or its suppliers shall therefore submit to Bechtel a list of the applicable ECCNs, including EAR99, pursuant to the U.S. Department of Commerce, Bureau of Industry and Security’s current Export Administration Regulations for all Equipment, software, and technology (technical data, technical assistance) provided under this Agreement. Vendor shall ensure that all its lower tier suppliers and subcontractors comply with this provision and with applicable U.S. export control laws. Additional information about ECCNs can be obtained by accessing the U.S. Department of Commerce’s Bureau of Industry and Security website at www.bis.doc.gov. The Commerce Control List, which is a list of dual-use items that may be subject to export controls, may be found at www.access.gpo.gov/bis/ear/ear_data.html (the 10 categories in Part 774).

If Vendor adds new Equipment, software, or technology, or if Vendor changes or adds new sub-suppliers, Vendor or its suppliers shall resubmit an updated list or, if necessary, will supply Bechtel with ECCNs for the added items, as applicable, prior to any delivery.

By signing below Vendor or its supplier, as applicable, affirms, to the best of its knowledge, that the Export Control Classification Numbers provided on the required submittal are correct and accurate for each item listed.

Agreement No:	[*]	Vendor/Supplier Name:

Vendor/Supplier Representative Name		Date:
(PLEASE TYPE OR PRINT)

Vendor/Supplier Representative Signature

*	Confidential Treatment Requested

Exhibit K	11

Ivanpah 3 Solar Field Supply Subcontract

ATTACHMENT C

1.0	PURPOSE

To provide project general instructions and requirements for the delivery of cargo to the Site. Specific delivery instructions are issued by the Bechtel’s T&L Representative through the issue of a Shipping Control Number, and release to ship notice.

2.0	DELIVERY ADDRESS

2.1	Truck [*]

2.2	Rail: The railroad in the vicinity of the jobsite [*] This site is located about 58 miles from the jobsite, and is accessed from [*] Other commercial sites more readily equipped for off-loading rail cars may be found in Las Vegas, Nevada. Contact the Buyer’s Traffic and Logistics representative for additional instructions and coordination of deliveries by rail.

3.0	SITE DELIVERY REQUIREMENTS

3.1	Notification of Project T&L

Vendor or its suppliers must submit detailed shipping documents in advance of all deliveries. Refer to Section 11 of Exhibit K, “PREPARATION AND SUBMITTAL OF VENDOR’S PRELIMINARY SHIPPING DOCUMENTS.

3.2	Appointments

Deliveries to the Project Receiving Department are by appointment only, and must be scheduled [*] in advance of delivery. Vendor or its supplier must contact Site Receiving to schedule an appointment [*] prior to delivery. Bechtel will not be responsible for cost of wait time if drivers fail to call in advance for an appointment, and trucks may be turned away at the discretion of the warehouse manager, site manager, or project field procurement manager. If Vendor or its supplier is unable to meet the delivery date, Site Receiving must be notified immediately.

3.3	Site Delivery Hours:

[*]

ANY DELIVERIES ON FRIDAY AFTERNOON (AFTER 12;00), WILL BE REQUIRED TO EXIT THE SITE GOING SOUTH ON I-15. NO DELIVERY VEHICLES ARE ALLOWED TO TRAVEL NORTH ON I-15 ON FRIDAYS FROM 12:00 PM TO 10:00PM.

*	Confidential Treatment Requested

Exhibit K	12

Ivanpah 3 Solar Field Supply Subcontract

3.4	Contacts for Site Receiving:

3.4.1	Primary Contact:

[*]

3.4.2	Alternate Contact:

[*]

3.5	LTL and Van Load Deliveries

This Site does not have an unloading dock. All shipments over 70 pounds, shipped in an enclosed trailer, must be loaded to the rear of the van for ease of unloading or the delivery carrier must provide equipment, such as pallet jacks, to maneuver the cargo to allow unloading by forklift.

3.6	Free Time

Sufficient free time must be provided for unloading of cargo regardless of delivery method. Claims for additional waiting time due to poorly loaded and stowed flatbeds, vans, or containers will not be entertained.

3.7	Personal Protective Equipment (PPE)

It is recommended that all delivery drivers have the following Personal Protective Equipment (PPE):

[*]

The Site will be able to furnish hard hats and safety glasses as required.

BECHTEL WILL NOT BE RESPONSIBLE FOR ANY ACCIDENT OR PERSONAL INJURY THAT OCCURS IF DRIVERS DO NOT HAVE THE ABOVE PPE. DRIVERS WITHOUT THE ABOVE PPE MAY BE RESTRICTED IN THEIR ACCESS TO CERTAIN AREAS OF THE SITE, AT THE DISCRETION OF THE SITE MANAGER OR SITE SAFETY SUPERINTENDENT.

3.8	Environmental compliance

This Site is located on Bureau of Land Management (BLM) property. As such, all delivery vehicles are required to comply with the following environmental restrictions:

1.	All vehicles must be free of visible mud and unauthorized plant materials when entering the Site.

*	Confidential Treatment Requested

Exhibit K	13

Ivanpah 3 Solar Field Supply Subcontract

2.	Vehicles may be subject to tire washing upon entering the Site depending on the condition of the vehicle and delivery location.

3.	Vehicles cab areas may be subject to inspection and cleaning at the Site.

4.	Vehicles must comply with posted traffic restrictions concerning speed limit.

5.	Vehicles must not remain idling unless this is part of the normal operation (i.e. concrete deliveries).

Exhibit K	14

Ivanpah 3 Solar Field Supply Subcontract

4.0	FAILURE TO COMPLY WITH SITE DELIVERY INSTRUCTIONS

Failure to comply with any of the above stated Site delivery requirements may result in the Site rejecting the shipments, and shipments potentially being returned to the shipper. BECHTEL WILL ACCEPT NO LIABILITY FOR DIRECT OR INDIRECT COSTS ASSOCIATED WITH THESE REJECTIONS.

Exhibit K	15

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT L

Supplier Quality and Expediting

The Scope of Work shall be subject to expediting and quality surveillance by Bechtel in accordance with the Vendor’s supplier’s specific quality plans approved by Bechtel pursuant to Section 3.4.2. Bechtel’s right to inspect, examine, and test the Scope of Work shall extend through the manufacturing process until the time of Delivery. Subject to the provisions herein, any inspection, examination and testing by Bechtel shall be at Bechtel’s sole cost.

Bechtel’s representatives performing expediting and quality surveillance services shall be afforded free access during working hours to Vendor’s plants for purposes of expediting the manufacturing and Delivery and for purposes of quality surveillance, observation, examination, inspection and witness of testing. Vendor agrees to procure a similar right for Bechtel with respect to each of its Equipment suppliers’ plants. All visits, testing, etc. shall be with reasonable advance notice and in full coordination with Vendor and with the attendance of Vendor or Vendor’s authorized representative, unless otherwise agreed by Vendor. Any delays in Vendor’s performance of its obligations under this Agreement caused by the performance of such services by Bechtel and not as a result of Vendor’s non-compliance with the quality requirements of this Agreement shall be deemed a Bechtel Caused Delay. Bechtel support services provided at the request of Vendor are not subject to the proceeding sentence. In addition, Vendor shall not be required to postpone or reschedule any work if Bechtel does not attend witness points (not including witness holding points) at the time such witness points where scheduled.

Vendor shall ensure the safety of Bechtel’s representatives while present at or in Vendor’s plants and the plants of suppliers. In that regard, Vendor shall provide safety glasses and hard hats, where applicable, for Bechtel’s representatives. Bechtel’s representatives shall bring their own toe protection, where applicable. If, at any time, a Bechtel representative deems that the conditions at Vendor’s plants or the plants of Vendor’s suppliers are unsafe and promptly notifies Vendor accordingly, Bechtel’s representative(s) shall be entitled to suspend their own activities (including, but not limited to, any activities relating to expediting, quality surveillance and delivery) at such plants until such time as the unsafe conditions are resolved by Vendor to Bechtel’s reasonable satisfaction. Bechtel’s representatives shall comply with all applicable safety regulations.

If any Bechtel activities are suspended due to violations of OSHA or equivalent local governmental standard or violations of Vendor’s suppliers’ safety procedures, Vendor shall promptly correct such violations or reschedule any Work required to be conducted in the presence of a Bechtel representative and Vendor shall be fully liable for any resulting delay. Vendor shall also be liable for all reasonable direct costs incurred by Bechtel due to any such suspension and subsequent resumption of Bechtel’s activities at Vendor’s plants or the plants of Vendor’s suppliers, including, but not limited to, costs for labor, transportation and lodging. Bechtel shall be under a duty to mitigate such costs.

Exhibit L	1

Ivanpah 3 Solar Field Supply Subcontract

If Bechtel is required to re-inspect or extend an agreed upon witness point at Vendor’s or its supplier’s manufacturing facilities due to Vendor delays in conducting such inspection or testing at the mutually agreed upon time or due to the Equipment failing to conform to the applicable requirements of this Agreement, or because required documentation has not been submitted timely, or if the Vendor or supplier is not ready for inspection after having arranged for inspection, reasonable direct costs incurred by Bechtel for such re-inspection(s) shall be charged to Vendor. Bechtel shall be under a duty to mitigate such costs.

Exhibit L	2

Ivanpah 3 Solar Field Supply Subcontract

EXHIBIT M – Form of Certificate of Final Completion

FINAL COMPLETION

Pursuant to Section 7.5 of that certain Solar Field Supply Subcontract, dated September 29, 2010 by and between Bechtel and Vendor (the “Agreement”), Vendor hereby certifies that on              20    , Vendor has satisfied all the conditions set forth in Section 7.5.2 of the Agreement required to achieve Final Completion. Vendor has attached to this certificate all relevant documents/submittals to permit Bechtel to confirm that Final Completion has occurred.

IN WITNESS WHEREOF, Vendor has executed this Certificate of Final Completion.

[BrightSource Industries (Israel), Ltd.]

[BrightSource Construction Management, Inc.]

By:

Title:

Date:

Exhibit M	1